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                                                                    Exhibit 10.6


                             AIA Document A101/CMa

                           STANDARD FORM OF AGREEMENT
                          BETWEEN OWNER AND CONTRACTOR

                 where the basis of payment is a STIPULATED SUM

                    1992 CONSTRUCTION MANAGER-ADVISER EDITION

      THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFCATION

The 1992 Edition of AIA Document A201/CMa, General Conditions of the Contract for Construction, Construction, Construction Manager-Advisor Edition, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.
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AGREEMENT

Made as of the Fourteenth day of May in the year of 1998.

BETWEEN the Owner:                  Windsor Woodmont, L.L.C.
                                    4144 N. Central Expressway, Suite 1200
                                    Dallas, Texas  75204
                                    Attn:  Daniel Robinowitz

and the Contractor:                 D.H. Blattner & Sons, Inc.
                                    16733 County Road #9
                                    Avon, Minnesota  56310
                                    Attn:  Brad Luhman

For the following Project: The preparation of the site for construction of a first-class hotel/casino resort, which preparation shall (include detailed description of Project, location, address and scope). Include, without limitation, (i) the excavation and permanent slope stabilization of Site A, (ii) the excavation and grading for permanent use of a haul road, (iii) the relocation of excavated material from site A to sites B1 and B2, and (iv) the performance of all services described in the environmental mitigation and revegetation reports and other documents which are part of the contract Documents. The Project site is located in the city of Black Hawk, Colorado, and is described on Exhibit A attached hereto.

The Construction Manager is:        Architectural Resource Consultants, Inc.
(Name and address)                  1319 Spruce Street, Suite 200
                                    Boulder, Colorado  80302
                                    Attn:  Chris Squadra

The Architect is:                   Paul Steelman, Ltd.
(Name and address)                  3330 West Desert Inn Road
                                    Las Vegas, Nevada  89102
                                    Attn:  Paul Steelman

The Owner and contractor agree as set forth below.


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Copyright 1975- 1980.  1992 by The American Institute of Architects. 1735 New
York Avenue, N.W., Washington, DC 20006-5292. Reproduction of the material herein or substantial quotation of its provisions without the written permission of the AIA violates the copyrights laws of the United States and will subject the violator to legal prosecution.
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                                                                               1

                                    ARTICLE 1
                                    ---------
                             THE CONTRACT DOCUMENTS

The contract Documents consist of this Agreement, Conditions of the contract (General, Supplementary and other Conditions), Drawings, specifications, other documents listed or specified in this Agreement and Modifications issued after execution of this Agreement, these form the Contract, and are as fully a part of the contract as if attached to this Agreement or repeated herein. The contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications and the Supplemental Documents and the Final Drawings and Specifications, appears in
Article 9. "In the event of a conflict or inconsistency among the contract Documents, the following order of precedence shall govern the interpretation of the documents:

           (i)       Modifications;

           (ii)      Standard Form of Agreement Between Owner and Contractor;

           (iii)     General Conditions of the Contract for Construction;

           (iv)      Final Drawings & specifications;

           (v)       Supplemental Documents; and

           (vi)      Preliminary Drawings & specifications.

In the event of an ambiguity or inconsistency within any one of the preceding enumerated Contract Documents (or between the Drawings and the Specifications) as to quantity or quality, the greater quantity and the better quality shall govern. Notwithstanding the foregoing (i) computed or figured dimensions shall take precedence over scale dimensions, and (ii) large scale Drawings shall take precedence over small scale Drawings."

                                    ARTICLE 2
                                    ---------
                            THE WORK OF THIS CONTRACT

2.1 The contractor shall execute the entire Work described in the Contract Document and as is reasonably inferable by the Contractor as necessary to produce the results intended by the Contract documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others.

2.2 (a) The parties hereto understand and acknowledge that the Drawings and specifications identified in Subparagraphs 9.1.4 and 9.1.5 of this Agreement represent preliminary Drawings and Specifications (the "Preliminary Drawings & Specifications), and that the Architect is currently in the process of preparing a complete set of final Drawings and specifications (the "Final Drawings & Specifications"). The Contractor covenants and agrees that it shall not be entitled to any increase in the Contract sum or any extension in the Contract Time as a result of the conversion of the documents referenced in Subparagraphs
9.1.4 and 9.1.5 from Preliminary Drawings & specifications to final Drawings & Specifications, except as hereinafter provided:

          (i) During the process of completing the Final Drawings & Specifications, the Architect will prepare revisions and additions to the Preliminary Drawings & Specifications, which revisions and additions will supplement, add to, refine and detail the Preliminary Drawings &

     Specifications (the "Supplemental Documents"). Upon the completion of any Supplemental Documents, and then upon completion of any Final Drawings & Specifications, the Owner shall cause the Architect to deliver the same to the Contractor. Within five (5) business days after the Contractor's receipt of any Supplemental Documents and within ten (10) business days after Contractor's receipt of any Final Drawings & Specifications, respectively, the Contractor shall either (A) provide written notification to the Owner that such documents do not present a Scope Change, or (B) provide written notification to the Owner that such documents do present a Scope Change, which notice shall indicate the Contractor's assertion as to the resulting impact, if any, upon the Contract Sum and/or Contract Time (which assertion shall be accompanied by supporting documentation). In the event the Contractor provides written notice as set forth in the preceding clause (A), then the parties will proceed with the next phase of the Project; it being agreed by the Contractor that the provision of any such notice shall be a representation by the Contractor that it is not entitled to any adjustment in the Contract Sum or the Contract Time as a result of the issuance of the corresponding Supplemental Documents or Final Drawings & Specifications. In the event the Contractor provides written notice as set forth in the preceding clause (B), the Owner shall respond to the Contractor as provided in the following subparagraph (ii). If the Contractor fails to provide written notice as to any submittal of Supplemental Documents within the foregoing five (5) day period, or to any submittal of Final Drawings & Specifications within the foregoing ten (10) day period, respectively, then the Contractor shall be deemed to have represented that the Supplemental Documents or Final Drawings & Specifications received by the Contractor do not present a Scope Change (and that the Contractor is thereby not entitled to an adjustment in the Contract Sum or the Contract Time).

          (ii) In the event the Owner receives timely notice from the Contractor as provided in the preceding subparagraph (i) that the submittal of any Supplemental Documents or any Final Drawings & Specifications presents a Scope Change, the Owner shall either (A) provide written notification to the Contractor that the Owner agrees that a Scope Change has occulted and that the Contractor's assertion as to the resulting impact upon the Contract Sum and the Contract Time is acceptable (an "Acceptance Notice"),
     (B) provide written notification to the Contractor that the Owner concurs with the Contractor's position, but that the Owner has decided to modify the applicable documents so as to avoid an adjustment in the Contract Sum and the Contract Time (a "Redesign Notice"), or (C) provide written notification to the Contractor that the Owner does not agree that a Scope Change has occurred, or that the Owner agrees that a Scope Change has occurred but disagrees with the Contractor's assertions as to the resulting impact upon the Contract Sum and/or the Contract Time (which notice shall be accompanied by the Owner's position as to the resulting impact on the Contract Sum and/or the Contract Time) (a "Rejection Notice"). In the event the Owner provides an Acceptance Notice, the Owner and the Contractor shall enter into a Change Order documenting the Scope Change and the resulting impact on the Contract Sum and the Contract Time. In the event the Owner provides a Redesign Notice, the Owner will cause the Architect to modify the applicable Supplemental Documents or Final Drawings & Specifications, and shall resubmit the modified materials and the procedures set forth in this Paragraph 2.2 shall be repeated. In the event the Owner provides a Rejection Notice, the Contractor shall nevertheless continue with the Work, and the parties will proceed with the next phase of the Project. If the Contractor disputes the Owner's position as set forth in a Rejection Notice, the Contractor must so notify the Owner in writing within two (2) business days of its receipt of the Rejection Notice, and such dispute shall then be resolved as otherwise provided in the Contract Documents; it being acknowledged and agreed by the Contractor, however, that the disputed Supplemental Documents or Final Drawings & Specifications shall be the then governing documents and that the Contractor shall continue performing the Work and shall do so in accordance with the then governing documents. If the Contractor fails to provide written notice of its objection to a Rejection Notice within the preceding two (2) day period, then the Contractor shall be deemed to have agreed that the Supplemental Documents or Final Drawings & Specifications do not present a Scope Change (and that the Contractor is thereby not entitled to an adjustment in the Contract Sum or the Contract Time).

          (iii) For purposes of this Agreement, a "Scope Change" shall mean and refer to Work described in any Supplemental Documents or Final Drawings & Specifications which (i) involves a material and substantial change in the quantity or quality of the Work or the programmatic requirements of the Project as theretofore contemplated in the Contract Documents, and (ii) involves a change in the scope of the Work which was not reasonably inferable from the previously issued Contract Documents as being necessary for the proper, timely and orderly completion of the Work.

     (b) As the Supplemental Documents and the various portions of the Final Drawings & Specifications have completed the foregoing review process, the same shall be identified in an addendum to Exhibit B prepared by the Owner and shall thereupon be considered a Contract Document. Once a complete set of the Final Drawings & Specifications have been issued by the Architect (which shall occur on or before August 1, 1998, provided that such date will be extended by one day for each day that the Contract Time is extended) and have completed the preceding review process, the Preliminary Drawings & Specifications and all Supplemental Documents shall be automatically deleted from this Agreement, and the Final Drawings & Specifications shall thereupon be the only Drawings and Specifications which are deemed part of the Contract Documents.

     (c) The Contractor further covenants and agrees that it shall not commence the construction of any part or portion of the Project unless and until the Final Drawings & Specifications relevant to such part or portion are complete. For purposes of this Agreement, Final Drawings & Specifications for any part or portion of the Project shall be deemed complete once they have been stamped "issued for construction" and/or "issued for permit" by the Architect and have completed the foregoing review process as determined by the Owner.

2.3 (a) The Contractor shall assist the Owner and the Architect in expediting the development of the Final Drawings & Specifications by furnishing recommendations to the Owner and the Architect and by providing value engineering services; all of which shall be performed so as to assist the Owner in achieving its objectives, including, without limitation, those related to schedule, cost, functional performance and aesthetics. Factors to be considered by the Contractor in providing such services shall include, without limitation, site use, selection of building materials, equipment and systems, availability of labor, methods of construction and any other similar items benefiting from evaluation prior to the completion of the Final Drawings & Specifications. Particular attention shall be given to alternative design proposals, possible economies and identification of options which would maximize the benefits the Owner would derive upon completion of the Work.

     (b) The Owner shall cause the Architect to furnish the Contractor with design documents, information and materials as reasonably necessary for the Contractor to perform the services described under this Paragraph 2.3. The Contractor shall compile value engineering analyses, advice and recommendations in a written summary, and shall submit the same to both the Owner and the Architect for review and consideration. An initial value engineering summary shall be completed within three (3) days following the execution of this Agreement and shall be updated thereafter every week until a full set of the Final Drawings & Specifications are completed.

     (c) Each value engineering proposal submitted by the Contractor shall include, without limitation, the following: (i) a detailed description of the difference between the requirements of the Contract Documents and the proposed changes and comparative advantages and disadvantages of each; (ii) itemization of aspects of the Contract Documents affected by enactment of the proposal;
(iii) impact of the proposal upon both the Project cost and schedule; (iv) list of the projects, to the extent known, where the proposal or a similar proposal was used and the results experienced; (v) other information reasonably necessary to fully evaluate the proposal; and (vi) the date by which the Owner must accept the proposal in order for the Contractor's cost and time estimates to remain valid.

     (d) The Contractor shall proceed with the performance of the Work as required by the Contract Documents and shall not implement any value engineering or other recommendations unless such recommendations are accepted by the Owner in a Change Order or Construction Change Directive.

2.4 The Contractor shall furnish only skilled and properly trained staff for the performance of the Work. The key members of the Contractor's staff shall be those individuals identified in the "Schedule of Key Personnel" attached hereto and incorporated herein as Exhibit C. Such key members of the Contractor's staff shall not be changed without the written consent of the Owner, unless any such person becomes unable to perform any required duties due to death, disability, transfer or termination of employment with the Contractor. If a key member is no longer capable of performing in the capacity described in Exhibit C, the Owner and the Contractor shall agree on a mutually acceptable substitute. During the performance of the Work, the Contractor shall keep a competent superintendent at the Project site, fully authorized to act on behalf of the Contractor. Notice from the Owner, the Construction Manager or the Architect to such superintendent in connection with defective Work, instructions for performance of the Work or any and all other issues shall be considered notice of such issues to the Contractor.

                                    ARTICLE 3
                                    ---------
                 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

3.1 The date of commencement is the date from which the Contract Time of Paragraph 3.2 is measured, and shall be the date of this Agreement, as first written above, unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner. (Insert the date of commencement. If it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

      The date of commencement will be the date of a written "Notice to Proceed" issued by the Owner after execution of this Agreement, directing the Contractor to proceed with the Work. If the Owner provides a Notice to Proceed to the Contractor on or before June 15, 1998, then this Contract shall remain in full force and effect. In the event that the Owner fails to provide a Notice to Proceed to the Contractor on or before June 15, 1998, this Contract shall terminate and be of no further force or effect and the parties hereto shall have no further rights, duties or obligations hereunder.

Unless the date of commencement is established by a notice to proceed issued by the Owner, the Contractor shall notify the Owner, through the Construction manager, in writing not less than five days before commencing the Work to permit the timely filing of mortgages, mechanic's liens and other security interests.

3.2 The Contractor shall diligently prosecute the Work and shall achieve Substantial Completion of the entire Work not later than 147 calendar days after the date of commencement, except for the Non-Critical Path Work, which the Contractor may complete before or after achieving Substantial Completion but which the Contractor shall complete not later than July 1, 1999, subject to adjustments of this Contract time as provided in the Contract Documents.

3.3 (a)The parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages the Owner would incur should the Contractor delay in achieving Substantial Completion by the date set forth in this Article 3, and accordingly the parties hereby agree that if the Contractor fails to so achieve Substantial Completion within such time, then the Owner's sole and exclusive remedy for such failure shall be to recover from the Contractor as liquidated darnages, and not as a penalty, for each calendar day Substantial Completion is so delayed by the Contractor, the following amounts:

     (i)  $3,000.00 for the first day of delay;

     (ii) for each of the second through the thirty-fourth day of delay the amount due as liquidated damages for the day prior plus $500.00; and

     (iii)$20,000.00 per day for any days of delay after such initial thirty-four day period;

it being acknowledged and agreed by the parties hereto that the liquidated damages identified in this paragraph relate solely to the Contractor's delay in achieving Substantial Completion by the date specified in this Article 4.

     (b) Conversely, the Contractor shall be entitled to a bonus payment for achieving Substantial Completion prior to the date set forth in this Article 3, in the amount of $1,000.00 multiplied by the number of calendar days by which the date that the Contractor achieves Substantial Completion precedes the date set forth in this Article 3.



                                    ARTICLE 4
                                    ---------
                                  CONTRACT SUM

4.1 The Owner shall pay the contractor in current funds for the Contractor's performance of the contract the Contract Sum of Six Million Five Hundred Fifty-Five Thousand Sixteen and 28/100 Dollars ($6,555,016.28), subject to additions and deductions as provided in the Contract Documents.

4.2 The Contract Sum is based upon the following alternates, if any, which are described in the contract Documents and are hereby accepted by the Owner: (State the numbers of other identification of accepted alternates. If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement, attach a schedule of such other alternates showing the amount for each and the date until which that amount is valid.)

None.

4.3  Unit prices, if any are as follows:

None.

                                    ARTICLE 5
                                    ---------
                               PROGRESSS PAYMENTS

5.1 Based upon Applications for Payment, and all supporting documentation, submitted by the contractor to the construction manager, the Architect and the Owner, and upon Project Applications and Certificates for Payment issued by the construction manager and Architect, the Owner shall make progress payments on account of the Contract sum to the Contractor as provided below and elsewhere in the Contract documents.

5.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month immediately proceeding the month in which an Application for payment is received.

5.3 Provided an Application for Payment is received by the Architect and the Construction Manager not later than the fifth (5th) day of a month, the Owner shall make payment to the Contractor not later than the fifth (5th) day of the following month. If an Application for Payment is received by the Architect and the Construction Manager after the application dated fixed above, payment shall be made by the Owner not later than thirty (30) days after the Architect and the Construction Manager receive the Application for Payment.

5.4 Each Application for Payment shall be based upon the Schedule of Values submitted by the contractor in accordance with the Contract Documents. The Schedule of Values shall allocate the entire Contract Sum among the various portions of the Work and be prepared in such form and supported by such data to substantiate its accuracy as the Construction Manager or Architect may require. This schedule, unless objected to by the construction Manager or Architect, shall be used as a basis for reviewing the Contractor's Applications for Payment.

5.5 Applications for Payment shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. Each Application for Payment shall also be accompanied by the following, all in form and substance satisfactory to the Owner, the Architect and the Construction Manager and in compliance with the laws of the State of
Colorado:

          (i) A duly executed and acknowledged Contractor's sworn statement showing all Subcontractors with whom Contractor has entered into subcontracts, the amount of each such subcontract, the amount requested for any Subcontractor in the Application for Payment and the amount to be paid to Contractor from such progress payment, together with similar swom statements from all Subcontractors and, where appropriate, from Sub-subcontractors;

          (ii) Duly executed waivers of mechanics' and materialmen's liens from
     (a) Contractor establishing payment or satisfaction of the payment requested by Contractor in the Application for Payment, and (b) all Subcontractors and Sub-subcontractors establishing satisfaction of the payment which was requested by Contractor for any such parties in the immediately preceding Application for Payment. The final Application for Payment shall be accompanied by final or full waivers of lien from all parties entitled to receive payment in connection with the performance of the Work; and

          (iii) Such other information, documents and/or materials (x) as may be required by the laws or customs of the jurisdiction in which the Project is located to protect the Owner from mechanics' or simile; liens or claims, or
     (y) as the Owner or the Owner's lender may reasonably request.

5.6 Subject to the provisions of the contact Documents, the amount of each progress payment shall be computed as follows:

5.6.1 Take that portion of the Contract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the total Contract Sum allocated to that portion of the Work in the Schedule of Values, less retainage of ten percent (10%). Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of the General Conditions;

5.6.2 Add that portion of the Contract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the completed construction (or, if approved in advance by the Owner in writing, suitably stored off the site at a location agreed upon in writing), less retainage of ten percent (10%);

5.6.3  Subtract the aggregate of previous payment made by the Owner; and

5.6.4 Subtract amounts, if any, for which the Construction Manager or Architect has withheld or nullified a Certificate for Payment as provided in paragraph 9.5 of the General Conditions or as otherwise provided in the Contract Documents.

5.7 The progress payment amount determined in accordance with Paragraph 5.6 shall be further modified under the following circumstances.

5.7.1 [Intentionally deleted.]

5.7.2 Add, if final completion of the Work is thereafter materially delayed through no fault of the Contractor, any additional amounts payable in accordance with Subparagraph 9.10.3 of the General Conditions.

5.8 Reduction or limitation of retainage, if any, shall be as follows: (If it is intended prior to Substantial Completion of the entire Work, to reduce or limt the retainage resulting from the percentages inserted in Subparagraphs
5.6.1 and 5.6.2 above and this is not explained elsewhere in the Contract Documents, insert here provisions for such reduction or limitation.)

Once the Work is 50% complete (as determined by the Owner), the Owner may, in its sole and absolute discretion, reduce the retainage withheld from all future progress payments to five percent (5%); it being acknowledged and agreed by the Contractor that the Owner is not obligated to grant such reduction. Upon Substantial Completion, the Owner shall release the retainage then held which is in excess of the amount equal to the product of (i) two (2) multiplied by (ii) the estimated cost of completing the Punch List Work, as such cost is reasonably determined by the Architect and the Construction Manager. For purposes of this Contract, "Punch List Work" shall mean and refer to all "punch list work" which must be completed by the Contractor in order to achieve Final Completion of the Work, including, without limitation, the 1999 Work and those items of NonCritical Path Work which the Contractor did not complete prior to Substantial Completion; "1999 Work" shall mean and refer to the final lift of paving on Richman Skeet, and "Non-Critical Path Work" shall mean and refer to channel improvements to Fourrnile Gulch, Richman Street improvements (including grading, curb and gutter, sidewalks with rails, and retaining walls in accordance with the Contract Documents, but excluding the 1999 Work), on-site retaining walls adjacent to the west side of Richman Street and adjacent to any exit or entrance drives to the Project site, and State Highway l l9 improvements from Station 535+08.90 to Station 538+90.82 (including deceleration lane curb, gutter and paving in accordance with the Contract Documents) and storm sewer work associated with State Highway 119.


                                    ARTICLE 6
                                    ---------
                                  FINAL PAYMENT

Final payment, constituting the entire unpaid balance of the Contract sum, shall be made by the Owner to the Contractor when (1) the Contract has been fully performed by the Contractor except for the Contractor's responsibility to correct nonconforming Work as provided in Subparagraph 12.2.2 of the General Conditions and to satisfy other requirements, if any, which necessarily survive final payment; and (2) a final Project Certificate for Payment has been issued by the Construction manager and Architect; such final payment shall be made by the Owner not more than 30 days after the issuance of the final Project Certificate for Payment. Notwithstanding the foregoing, final payment shall not become due and payable until (i) the Owner has received all warranties, manuals, schematics, record drawings reflecting "as built" conditions, and such other items as the Owner may reasonably request, (ii) all certificates of occupancy, or other approvals, required of any governmental or quasi-govemmental authority have been submitted to Owner, and (iii) all other conditions to final payment set forth in the Contract Documents have been satisfied.

                                    ARTICLE 7
                                    ---------
                            MISCELLANEOUS PROVISIONS

7.1 Where reference is made in this Agreement to a provision of the General Conditions or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.


7.2 Payments properly due but unpaid under the Contract shall bear interest from the date payment is due until paid at a rate equal to the prime rate (as published from time to time in the Wall Street Journal) in effect at such time plus two percent (2%).

7.3  Temporary facilities and services: None
(Here insert temporary facilities and services which are different from or in addition to those included elsewhere in the Contract Documents.)

7.4  Other Provisions.
(Here list any special provisions affecting the Contract.)

The Supplement and all other Exhibits attached hereto are hereby incorporated into this Agreement by this reference and expressly made a part of this Agreement.

7.4.1 The Contractor expressly acknowledges that the Owner intends to finance a portion other Project by obtaining a loan (the "Loan") from a commercial lender (the "Lender"). The Contractor expressly understands, acknowledges and agrees that the Lender may have certain interests, secured and unsecured, in the Project and the successful completion of the Project, as may be set forth more specifically in the Lender's loan agreement and collateral documents executed pursuant thereto. Notwithstanding anything to the contrary contained in the Contract Documents, the Owner shall have the right to require that all payments due to the Contractor as provided in the Contract Documents be made through an escrow or escrows administered by a title insurer or other entity designated by the Owner or the Lender (the "Escrowee"). If the Owner elects (or is directed by the Lender) to have payments made through an escrow administered by an Escrowee, the Owner and Contractor agree to execute a customary form of escrow disbursement agreement, with such revisions (i) as shall be required to comply with the terms of the Contract Documents, and (ii) as may be reasonably required by the Owner or the Lender. In connection therewith, Contractor hereby agrees to perform those matters required of Contractor by the Escrowee so that the Escrowee may properly administer said escrow and so that appropriate title insurance may be issued to the Owner and the Lender in connection therewith, which matters may include, but are not limited to, providing information as to the Contractor's financial condition and executing various indemnification agreements. The cost of such escrow shall be borne by the Owner. The Contractor expressly acknowledges and agrees that a consultant (the "Independent Consultant") may be appointed on behalf of the Lender to, among other things, review and inspect the Work, review payment applications, control and authorize disbursements from the escrow, and otherwise perform services necessary to protect the interests of the Lender, and that the Contractor shall abide by the decisions of the Independent Consultant. Provided that the terms and provisions of the escrow disbursement agreement which are applicable to the Contractor have been accepted by the Contractor, the Contractor covenants and agrees that, notwithstanding the terms and provisions of this Contract (including, without limitation, the terms and provisions of the General Conditions), the terns and provisions of the escrow disbursement agreement shall govern in relation to matters dealing with the design and construction of the Project, including without limitation, matters relevant to progress payments, retainage, and inspection and approval of the Work by the Independent Consultant. In furtherance thereof, the Contractor hereby agrees to perform those matters required of the Contractor by the escrow disbursement agreement so that payments due to the Contractor as provided in the Contract Documents may be properly disbursed, and the Owner hereby agrees to perform those matters required of the Owner by the escrow disbursement agreement so that payments due to the Contractor as provided in the Contract Documents may be properly disbursed.

7.4.2 Contractor hereby represents and warrants the following to Owner, which representations and warranties shall survive the execution and delivery of this Agreement, any termination of this Agreement and the final completion of the
Work:

              (i) that the Contractor is able to furnish the tools, materials, supplies, equipment, labor and construction services required to complete the Work and perform its obligations hereunder, and has sufficient experience and competence to do so;

              (ii) that the Contractor is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is duly qualified to do business in the State of Colorado;

              (iii) that the Contractor is properly licensed by all necessary governmental and quasi-governmental authorities having jurisdiction over the Contractor, the Work and/or the Project;

              (iv) that the Contractor's execution and delivery of the Contract, and its performance thereunder, is within its duly authorized powers;

              (v) that the Contractor has visited the site of the Project, familiarized itself with the local conditions under which the Work is to be performed and correlated its observations with the requirements of the Contract Documents; and

              (vi) that the Contractor is capable of properly completing the Project within the Contract Sum and the milestones established in the Project schedule, all in accordance with the terms and provisions of the Contract Documents.

                                    ARTICLE 8
                                    ---------
                            TERMINATION OR SUSPENSION

8.1 The Contract may be terminated by the owner or the Contractor as provided in Article 14 of the General Conditions.

8.2 The Work may be suspended by the Owner as provided in Article 14 of the General Conditions.

                                    ARTICLE 9
                                    ---------
                        ENUMERATION OF CONTRACT DOCUMENTS

9.1 The Contract Documents, except for Modifications issued after execution of this Agreement and the Supplemental Documents and the Final Drawings & Specifications, are enumerated as follows:

9.1.1 The Agreement is this executed Standard form of Agreement Between Owner and Contractor, AIA Document A101/CMa, 1992 Construction Manager-Adviser Edition.

9.1.2 The General Conditions are the General Conditions of the contract for Construction, AIA Document A201/CMa, 1992 Construction Manager-Adviser Edition, as amended by the parties hereto.

9.1.3 The Supplementary Conditions of the Contract are those attached to the General Conditions of the Contract for Construction.

9.1.4  The Specifications are as follows:

(Either list the Specifications here or refer to an exhibit attached to this Agreement)

Attached hereto and incorporated as Exhibit E is a schedule of Drawings and Specifications.

9.1.5  The Drawings are as follows, and are dated             unless a different
date is shown below:
(Either list the Drawings here or refer to an exhibit attached to this Agreement)

See Exhibit E.

9.1.6  The Addenda, if any, are as follows: Not applicable



Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this
Article 9.

9.1.7 Other documents, if any, forming part of the Contract Documents are as follows: Not applicable.
(List here any additional documents which are intended to form part of the Contract Documents. The General Conditions provide that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor's bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)

                                   ARTICLE 10
                                   ----------
                       ADDITIONAL MISCELLANEOUS PROVISIONS

10.1 The Contractor agrees that it will prepare updates to its budget so that each updated budget may be compared, on a line-item basis, to the Contractor's initial budget and any interim updates thereof, and that the form of all such updates must be prepared to the Construction Manager's satisfaction.

10.2 The Contractor is responsible for providing parking areas sufficient to accommodate all individuals performing the Work. The Contractor acknowledges that there are no parking areas available on the Project site or any other property owned by the Owner, and agrees that it will not park, nor permit others to park, passenger vehicles on any property owned by the Owner.

10.3 Attached hereto and incorporated herein as Exhibit D is a schedule of values allocated to various portions of the Work, which schedule shall be used as a basis for reviewing the Contractor's Applications for Payment.

This Agreement is entered into as of the day and year first written above and is executed in at least four original copies of which one is to be delivered to the Contractor, one each to the construction Manager and Architect for use in the administration of the Contract, and the remainder to the Owner.


OWNER   Windsor Woodmont, L.L.C.          CONTRACTOR   D.H. Blattner & Son, Inc


By:  /s/  Terry L. Harper                 By:  /s/  David H. Blattner, Jr.
   -----------------------------             -------------------------------
          Terry L. Harper, Manager                  David H. Blattner, Jr.,
                                                    General Counsel, Executive
                                                    Vice President






 AIA CAUTION: You should sign an original AIA document which has this caution printed in red. An original assures that changes will not be obscured as may occur when documents are reproduced. See Instruction Sheet for Limited License for Reproduction of this document.

--------------------------------------------------------------------------------
                              AIA Document A201/CMa

                       GENERAL CONDITIONS OF THE CONTRACT
                                FOR CONSTRUCTION

               Where the Construction Manager is NOT a Constructor

                    1992 CONSTRUCTION MANAGER-ADVISER EDITION

                 THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES;
                CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH
                          RESPECT TO ITS MODIFICATION.
--------------------------------------------------------------------------------




                                TABLE OF ARTICLES



1.  GENERAL PROVISIONS                   8.  TIME

2.  OWNER                                9.  PAYMENTS AND COMPLETION

3.  CONTRACTOR                           10.  PROTECTION OF PERSONS AND PROPERTY

4.  ADMINISTRATION OF THE CONTRACT       11.  INSURANCE AND BONDS

5.  SUBCONTRACTORS                       12.  UNCOVERING AND CORRECTION OF WORK

6.  CONSTRUCTION BY OWNER OR BY
     OTHER CONTRACTORS                   13.  MISCELLANEOUS PROVISIONS

7.  CHANGES IN THE WORK                  14.  TERMINATION OR SUSPENSION OF THE
                                              CONTRACT




Copyright 1975, 1980, (C)1992 by The American Institute of Architects, 1735 New York Avenue, N.W., Washington, D.C. 20006-5292. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will subject the violator to legal prosecution.




AIA CAUTION: You should use an original AIA document which has this caution printed in red. An original assures that changes will not be obscured as may occur when documents are reproduced

               GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION
               ---------------------------------------------------


                                    ARTICLE 1
                                    ---------
                               GENERAL PROVISIONS

1.1      BASIC DEFINITIONS

1.1.1    THE CONTRACT DOCUMENTS

The Contract Documents consist of the Agreement between Owner and Contractor(hereinafter the Agreement), Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, other documents listed or specified in the Agreement and Modifications issued after execution of the Contract. A Modification is (1) a written amendment to the Contract signed by both parties(2) a Change Order, (3) a Construction Change Directive or (4) a written order for a minor change in the Work issued by the Architect. Unless specifically enumerated in the Agreement, the Contract Documents do not include other documents such as bidding requirements(advertisement or invitation to bid. Instructions to Bidders, sample forms, the Contractor's bid or portions of addenda relating to bidding requirements).

1.1.2    THE CONTRACT

The Contract Documents form the Contract for construction. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, ,representations or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Contract documents shall not be construed to create a contractual relationship of any kind (1) between the Architect and Contractor, (2) between the Construction Manager and Contractor (3) between the Architect and Construction Manager, (4) between the Owner and a Subcontractor or Sub- subcontractor or (5) between any persons or entities other than the Owner and Contractor. The
Construction Manager and Architect shall, however, be entitled to performance and enforcement of obligations under the Contract intended to facilitate performance of their duties.

1.1.3    THE WORK

The term "Work" means the construction and services required by the Contract Documents, whether completed or partially completed , and includes all other labor, materials, equipment and services provided or to be provided by the Contractor to fulfill the Contractor's obligations, The Work may constitute the whole or a part of the Project.

1.1.4    THE PROJECT

The Project is the total construction of which the Work performed under the Contract Documents may be the whole or a part and which may include construction by other Contractors and by the Owner's own forces including persons or entities under separate contracts not administered by the Construction Manager.

1.1.5    THE DRAWINGS

The Drawings are the graphic and pictorial portions of the Contract Documents, wherever located and whenever issued, showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams.

1.1.6    THE SPECIFICATIONS

The specifications are that portion of the Contract Documents consisting of the written requirements for materials, equipment, construction systems, standards and workmanship for the Work, and performance of related services.

1.1.7    THE PROJECT MANUAL

The Project Manual is the volume usually assembled for the Work which may include the bidding requirements, sample forms, Conditions of the Contract and Specifications.

1.2   EXECUTION, CORRELATION AND INTENT

1.2.1 The Contract Documents shall be signed by the Owner and Contractor as provided in the Agreement.

1.2.2 Execution of the Contract by the Contractor is a representation that the Contractor has visited the site, become familiar with local conditions under which the Work is to be performed an correlated personal observations with requirements of the Contract Documents.

1.2.3 The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work by the Contractor. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all; performance by the Contractor shall be required only to the extent consistent with the Contract documents and reasonably inferable from them as being necessary to produce the intended results.

1.2.4 Organization of the Specifications into divisions, sections and articles, and arrangement of Drawings shall not control the Contractor in dividing the work among Subcontractors or in establishing the extent of Work to be performed by any trade.

1.2.5 Unless otherwise stated in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract documents in accordance with such recognized meanings.

1.3   OWNERSHIP AND USE OF ARCHITECT'S DRAWINGS, SPECIFICATIONS AND OTHER
      DOCUMENTS

1.3.1 The Drawings, Specifications and other documents prepared by the Architect are instruments of the Architect's service through which the Work to be executed by the Contractor is described. The Contractor may retain one contract record set. Neither the Contractor nor any subcontractor, Sub-subcontractor or material or equipment supplier shall own or claim a copyright in the Drawings, Specifications and other documents prepared by the Architect, and unless otherwise indicated the Architect shall be deemed the author of them and will retain all common law, statutory and other reserved rights, in addition to the copyright. All copies of them, except the Contractor's record set, shall be returned or suitably accounted for to the Architect, on request, upon completion of the Work. The Drawings, Specifications and other documents prepared by the Architect, and copies thereof furnished to the Contractor, are not to be used by the Contractor or any Subcontractor, Sub-subcontractor or material or equipment supplier on other projects or for additions to this Project outside the scope of the Work without the specific written consent of the Owner. The Contractor. Subcontractors, Sub-subcontractors and material or equipment suppliers are granted a limited license to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect appropriate to and for use in the execution of their Work under the Contract Documents. All copies made under this license shall bear the statutory copyright notice, if any, shown on the Drawings, Specifications and other documents prepared by the Architect. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the Architect's copyright or other reserved rights.

1.4   CAPITALIZATION

1.4.1 Terms capitalized in these General Conditions include those which are (1) specifically defined, (2) the titles of numbered articles and identified references to Pa4ragraphs, Sub-paragraphs and Clauses in the document or (3) the titles of other documents published by the American Institute of Architects.

1.5   INTERPRETATION

1.5.1 In the interest of brevity the Contract Documents frequently omit modifying words such as "all" and "any" and articles such as "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

                                    ARTICLE 2
                                    ---------
                                      OWNER


2.1   DEFINITION

2.1.1 The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The term "Owner" means the Owner or the owner's authorized representatives

2.1.2 The Owner upon reasonable written request shall furnish to the Contractor in writing information which is necessary and relevant for the Contractor to evaluate, give notice of or enforce mechanic's lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner's interest therein at the time of execution of the Agreement and, within five days after any change, information of such change in title, recorded or unrecorded.

2.2   INFORMATION AND SERVICES REQUIRED OF THE OWNER

2.2.1 Together with the Notice to Proceed, the Owner shall furnish to the Contractor reasonable evidence that financial arrangements have been made to finance the construction of the Project. Prior to the execution of any Change Order that increases the Contract Sum by ten percent (10%) or more, the Owner shall furnish to the Contractor reasonable evidence that financial arrangements have been made to finance such increase. If the Owner fails to deliver reasonable evidence of financing together with the Notice to Proceed, the Contractor shall not be obligated to commence the Work, if the Owner fails to deliver reasonable evidence of financing prior to execution of any Change Order that increases the Contract Sum by ten percent ( 10%) or more, the Contractor shall not be obligated to undertake that portion of the Work which is the subject of any such Change Order.

2.2.2 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site.

2.2.3 [INTENTIONALLY DELETED]

2.2.4 Information or services under the Owner's control shall be furnished by the Owner with reasonable promptness to avoid delay in orderly progress of the Work.

2.2.5 Unless otherwise provided in the Contract Documents, the Contractor will be furnished, free of charge, such copies of Drawings and Project Manuals as are reasonable necessary for execution of the Work.

2.2.6 [INTENTIONALLY DELETED]

2.2.7 The foregoing are in addition to other duties and responsibilities of the Owner enumerated herein and especially those in respect to Article 6 (Construction by Owner or by Other Contractors), Article 9 (Payments and Completion) and Article 11 (Insurance and Bonds).

2.3   OWNER'S RIGHT TO STOP THE WORK

2.3.1 If the Contractor fails to correct Work which is not in accordance with the requirements of the contract Documents as required by Paragraph 12.2 or fails to carry out Work in accordance with the Contract Documents, the Owner by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right for the benefit of the Contractor or any other person or entity and shall not relieve the Contractor of any of its duties or obligations under or pursuant to the Contract Documents.

2.4   OWNER'S RIGHT TO CARRY OUT THE WORK

2.4.1 If the Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within a seven day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness ,or fails within a seven (7) day period after receipt of written notice from the Owner to eliminate (or diligently commence to eliminate) the cause of any stop work order issued under Subparagraph 2.3.1, the Owner may, without prejudice to any other rights or remedies the Owner may have, including declaring the Contractor in default, and with or without terminating this Contract, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Contractor the cost of correcting such deficiencies, including compensation for the Construction Manager's and Architect's and their respective consultants' additional services and expenses made necessary by such default, neglect or failure. If payments then or thereafter due the Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner.

2.5   ADDITIONAL RIGHTS

2.5.1 The rights and remedies provided in this Article 2 shall be in addition to, and not in limitation of, any other rights and remedies otherwise available to the Owner under the Contract Documents or at law or in equity.

2.6   ADDITIONAL RESPONSIBILITIES

2.6.1 No later than one week after providing a Notice to Proceed to the Contractor, the Owner will cause two structures commonly known as 102 Richman Street and 1 10 Richman Street to be relocated or demolished.

2.6.2 [Intentionally deleted.]

2.6.3 Prior to providing a Notice to Proceed to the Contractor, the Owner will secure from the City of Black Hawk a bench excavation permit.

                                    ARTICLE 3
                                    ---------
                                   CONTRACTOR

3.1   DEFINITION

3.1.1 The Contractor is the person or entity identified as such in the Agreement and is referred to throughout this Agreement as if singular in number. The term "Contractor" means the Contractor or the Contractor's authorized representative.

3.1.2 The plural term "Contractors" refers to persons or entities who perform construction under Conditions of the contract that are administered by the construction Manger, and that are identical or substantially similar to these Conditions.

3.2   REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR

3.2.1 The Contractor shall carefully study and compare the Contract Documents with each other and with information furnished by the Owner pursuant to Subparagraph 2.2.2 and shall at once report to the Construction Manager and Architect errors, inconsistencies or omissions discovered , or any discovered variance from applicable laws, statutes, ordinances, codes, rules or regulations of any governmental or quasi-governmental agency or authority. The Contractor shall not be liable to the Owner, Construction Manager or Architect for damage resulting from errors, inconsistencies, variances, or omissions in the Contract Documents unless the Contractor recognized such error, inconsistency, variance, or omission and failed to report it to the Construction Manager and Architect. If the Contractor performs any construction activity involving any such error, inconsistency, variance, or omission in the Contract Documents without such notice to the Construction Manager and Architect, the Contractor shall assume appropriate responsibility for such performance and shall bear an appropriate amount of the attributable costs for correction and other resulting costs and damages

3.2.2 The Contractor shall take field measurements and verify field conditions and shall carefully compare such field measurements and conditions and other information known to the Contractor with the Contract Documents before commencing activities. Errors, inconsistencies or omissions discovered shall be reported to the Construction Manager Architect at once.

3.2.3 The Contractor shall perform the Work in accordance with the Contract Documents and submittals approved pursuant to Paragraph 3.12.

3.3   SUPERVISION AND CONSTRUCTION PROCEDURES

3.3.1 The Contractor shall supervise and direct the Work using the Contractor's best skill and attention, The Contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under this Contract, subject to overall coordination of the Construction Manager as provided in Subparagraphs 4.6.3 and 4.6.4.

3.3.2 The contractor shall be responsible to the Owner for acts and omissions of the Contractor's employees, Subcontractors, Sub-subcontractors, and their agents and employees, and other persons performing portions of the work.

3.3.3 The Contractor shall not be relieved of obligations to perform the Work in accordance with the Contract Documents either by activities or duties of the Construction Manager or Architect in their administration of the Contract, or by tests, inspections or approvals required or performed by persons other than the Contractor.

3.3.4 The Contractor shall inspect portions of the Project related to the Contractor's Work in order to determine that such portions are in proper condition to receive subsequent Work.

3.3.5 During the finishing stages of the Project, the Contractor shall make frequent inspections of the Work in the presence of the Architect, the Construction Manager and the applicable Subcontractor(s), and shall promptly correct any deficient or defective Work as provided in Article 12.

3.4   LABOR AND MATERIALS

3.4.1 Unless otherwise provided in the contract Documents, the Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

3.4.2 The Contractor shall enforce strict discipline and good order among the Contractor's employees and other persons carrying out the Contract. The Contractor shall not permit employment of unfit persons or persons not skilled in tasks assigned to them. The Owner may, by notice in writing, require the Contractor to remove from the Project any employee or other individual the Owner deems incompetent, careless or otherwise reasonably objectionable.

3.4.3 After the Contract has been executed, the Owner and the Architect will consider a formal request for substitution of materials or equipment in place of those specified only under the conditions set forth in the General Requirements (Division I of the Specifications). The Contractor is encouraged to consider materials and equipment that improve the Project and retain the character of the items specified, but do not alter the quality or integrity of the Project.

3.5   WARRANTY

3.5.1 The Contractor warrants to the Owner, Construction Manager and Architect that all services provided under the Contract shall be performed in a good and workmanlike manner, that materials and equipment furnished under the Contract will be of good quality and new, that the Work will be free from defects and deficiencies, and that the Work will conform with the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, shall be considered defective. The Contractor's warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear under normal usage. If required by the Construction manager or Architect, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

3.5.2 If warranties are required of any Subcontractors-or Sub-subcontractors under the Contract Documents, such warranties shall be in writing and shall include the following information: Name and address of Project and Owner; article, materials, or systems covered; name and address of Subcontractor or Sub-subcontractor; name and address of Contractor; and signature of individual authorized to sign contracts for the company issuing the warranty. Each such warranty shall be written in a manner substantially similar to the language of Subparagraph 3.5.1, and shall be for a duration of one year from the date of Substantial Completion or for any longer period otherwise specified in the

Contract Documents. Notwithstanding the foregoing, the Contractor shall have primary liability with respect to the warranties set forth in Subparagraph 3.5.1, whether or not any defect, deficiency or other matter is also covered by a warranty of a Subcontractor or Sub-subcontractor, and the Owner need only look to the Contractor for corrective action. In addition, the Contractor's warranties as expressed in Subparagraph 3.5.1 shall not be restricted in any manner by any warranty of a Subcontractor or Sub-subcontractor, and the refusal of a Subcontractor or Subsubcontractor to correct defective or deficient Work shall not excuse the Contractor from its liability as to the warranties provide in Subparagraph 3.5.1.

3.6   TAXES

3.6.1 The contractor shall pay sales, consumer, use and similar taxes for the Work. Notwithstanding the foregoing, any use tax imposed by the City of Black Hawk, Colorado in relation to the performance of the Work shall be borne by the Owner, and shall be paid directly to the City by the Owner upon submission of the City's invoice and other supporting documentation from the Contractor.

3.7   PERMITS, FEES AND NOTICES

3.7.1 Except for those permits and fees set forth on Exhibit A, the Contractor shall secure and pay for all permits and governmental fees, licenses and inspections necessary for proper execution and completion of the Work.

3.7.2 The Contractor shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities bearing on performance of the Work.

3.7.3 As previously stated in Subparagraph 3.2.1, if the Contractor performs the Work in accordance with the Contract Documents but knows that the Contract Documents (and hence the Work) are contrary to applicable laws, statutes, ordinances, codes, rules and regulations, and performs such Work without notice to the Architect and the Construction Manager, the Contractor shall assume appropriate responsibility for such performance and shall bear an appropriate amount of the attributable costs for correction and other resulting costs and damages. However, it is not the Contractor's responsibility to ascertain that the Contract Documents are in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations; but if the Contractor knows that the Contract Documents are not in accordance with applicable laws, statutes, ordinances, building codes or rules and regulations, then the Contractor shall be responsible as provided in the prior sentence.

3.7.4 [Intentionally deleted].

3.8   [Intentionally deleted].

3.9   SUPERINTENDENT

3.9.1 The Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work. The superintendent shall represent the contractor, and communications given to the superintendent shall be as binding as if given to the Contractor. Important communications shall be confirmed in writing. Other communications shall be similarly confirmed on written request in each case. The superintendent shall be satisfactory to the Owner and the Construction Manager, and the Contractor shall designate a second person in charge in writing in the event the superintendent is temporarily absent due to illness, vacation or other cause.

3.10  CONTRACTOR'S CONSTRUCTION SCHEDULE

3.10.1 The Contractor, promptly after execution of the Contract, shall prepare and submit for the Owner's, Architect's and the Construction manager's approval a Contractor's Construction Schedule for the Work. Such schedule shall not exceed time limits current under the Contract Documents, shall be revised at appropriate intervals as required by the conditions of the Work and Project, shall be related to the entire Project construction schedule to the extent required by the Contract Documents, and shall provide for expeditious and practicable execution of the Work. The Construction Schedule shall be in form and substance (and contain such data and information) as is required by the Owner and the Construction Manager, and shall include, but shall not be limited to, work activities required by each section of the Specifications. The duration, sequence, cost for each work activity (separate amounts for labor and material), and dependency of the work activity on other work activities will also be generated by the Contractor. Work activities which have an installed value of $10,000 or more will be broken down into major products or operations, and these values cost-loaded into the Construction Schedule as deemed necessary by the Construction Manager. Upon request by the Construction Manager, the Contractor shall support values given for each work activity, with data that will substantiate correctness. Bonds, supervision, clean-up, submittals, shop drawings, and purchase orders (for long lead procurement) may be required as work activities in the Construction Schedule. Notwithstanding anything to the contrary contained in the Contract, the Construction Schedule shall not be revised without the prior review and written approval of the Owner and the Construction Manager.

3.10.2 The Contractor shall cooperate with the construction Manager in scheduling and performing the Contractor's Work to avoid conflict, delay in or interference with the Work of other Contractors or the construction or operations of the Owner's own forces. The Contractor shall, at mutually agreed intervals, submit to the Construction Manager a report stating: labor forces, areas worked in or on, material deliveries received, site visitors, and other information as required by the Construction Manager.

3.10.3 The contractor shall prepare and keep current, for the Construction manager's and Architect's approval, a schedule of submittals which is coordinated with the Contractor's Construction Schedule and allows the construction manager and Architect reasonable time to review submittals.

3.10.4 The Contractor shall conform to the most recent schedules.

3.11  DOCUMENTS AND SAMPLES AT THE SITE

3.11.1 The Contractor shall maintain at the site for the Owner one record copy of the Drawings, Specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record changes and selections made during construction, and in addition approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be available to the Construction manger and Architect and shall be delivered to the Construction Manager for submittal to the owner upon completion of the Work.

3.12  SHOP DRAWINGS, PRODUCT DATA AND SAMPLES

3.12.1 Shop Drawings are drawings, diagrams, schedules and other data specifically prepared for the Work by the Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.

3.12.2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Work.

3.12.3 Samples are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

3.12.4 Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents. The purpose of their submittal is to demonstrate for those portions of the Work for which submittals are required the way the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents. Review by the Architect is subject to the limitations of Subparagraph 4.6.12.

3.12.5 The Contractor shall review, approve and submit to the Architect and the Construction Manager, in accordance with the schedule and sequence approved by the Construction Manager, Shop Drawings, Product Data, Samples and similar submittals required by the contract Documents. The Contractor shall cooperate with the Construction Manager and the Architect in the coordination of the Contractor's Shop Drawings, Product Data, Samples and similar submittals with related documents submitted by other Contractors. Submittals made by the Contractor which are not required by the Contract Documents may be returned without action.

3.12.6 The contractor shall perform no portion of the Work requiring submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been reviewed by the Construction manager and approved by the Architect. Such Work shall be in accordance with approved submittals.

3.12.7 By approving and submitting Shop Drawings, Product Data Samples and similar submittals, the Contractor represents that the Contractor has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information of the Work and the Contract Documents.

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3.12.8 The Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by the Construction Manager's review and Architect's approval of Shop Drawings, Product Data, Samples or similar submittals unless the Contractor has specifically informed the Construction Manager and Architect in writing of such deviation at the time of submittal and the Construction manager and Architect have given written approval to the specific deviation. The Contractor shall not be relieved of responsibility for errors or omissions in Shop Drawings, Product Data, Samples or similar submittals by the Construction Manager's review and Architect's approval thereof.

3.12.9 The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Construction Manager and Architect on previous submittals.

3.12.10 Informational submittals upon which the Construction Manager and Architect are not expected to take responsive action may be so identified in the Contract Documents.

3.12.11 When professional certification of performance criteria of materials, systems or equipment is required by the Contract Documents, the Construction Manager and Architect shall be entitled to rely upon the accuracy and completeness of such calculations and certifications.

3.13  USE OF SITE

3.13.1 The Contractor shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with materials or equipment.

3.13.2 The Contractor shall coordinate the Contractor's operations with, and secure the approval of, the Construction Manager before using any portion of the site.

3.13.3 The Contractor and its Subcontractors and Sub-subcontractors agree to perform the Work at such times of the day and days of the week as may be designated by City of Black Hawk ordinances.

3.13.4 The Owner shall only be responsible for snow removal to the extent necessary to permit access to the construction area. Snow removal for all other purposes shall be the Contractor's responsibility.

3.14  CUTTING AND PATCHING

3.14.1 The Contractor shall be responsible for cutting, fitting or patching required to complete the Work or to make its parts fit together properly.

3.14.2 The Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of the Owner's own forces or of other Contractors by cutting, patching, excavating or otherwise altering such construction. The Contractor shall not cut or otherwise alter such construction by other Contractors or by the Owner's own forces except with written consent of the Construction Manager, Owner and such other Contractors; such consent shall not be unreasonably withheld. The Contractor shall not unreasonably withhold from the other Contractors or the Owner the Contractor's consent to cutting or otherwise altering the Work.

3.15  CLEANING UP

3.15.1 The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the Work the Contractor shall remove from and about the Project waste materials, rubbish, the Contractor's tools, construction equipment, machinery and surplus materials.

3.15.2 If the Contractor fails to clean up as provided in the Contract Documents, the Construction Manager may do so with the Owner's approval and the cost thereof shall be charged to the Contractor.

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3.16  ACCESS TO WORK

3.16.1 The Contractor shall provide the Owner, the Owner's lender, Construction Manager and Architect and their designees access to the Work in preparation and progress wherever located.

3.17  ROYALTIES AND PATENTS

3.17.1 The Contractor shall pay all royalties and license fees. The Contractor shall defend suits or claims for infringement of patent rights and shall hold the Owner, Construction Manager and Architect harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents. However, if the Contractor has reason (or should have had reason) to believe that the required design, process or product is an infringement of a patent, the Contractor shall be responsible for such defense and loss unless such information is promptly furnished to the Architect.

3.18  INDEMNIFICATION

3.18.1 To the fullest extent permitted by law, the Contractor shall indemnify, defend and hold harmless the Owner, the Owner's lender, the Construction Manager and the Architect, and their respective officers, directors, employees, agents, affiliates and representatives, from and against any and all claims, demands, suits, liabilities, injuries (personal or bodily), property damage, causes of action, losses, expenses, damages or penalties, including, without limitation, court costs and reasonable attorneys' fees, arising or resulting from, or occasioned by or in connection with (i) the performance by the Contractor of its services, duties and obligations under this Contract, (ii) the inaccuracy of any warranty or representation of the Contractor contained in this Contract, (iii) any act or omission to act by the Contractor, a Subcontractor, a Subsubcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable as referenced in Subparagraph 3.3.2, and/or (iv) any breach, default, violation or nonperformance by the Contractor of any term, covenant, condition, duty or obligation provided in this Contract. This indemnification, defense and hold harmless obligation shall survive the termination of this Contract, and shall not be construed to negate, abridge or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Subparagraph 3.18.1.

3.18.2 In claims against any person or entity indemnified under this Paragraph
3.18 by an employee of the Contractor, a Subcontractor, a Sub-subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this paragraph 3.18 shall not be limited (i) by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor or a Subcontractor or any above-referenced party under workers compensation acts, disability benefit acts or other employee benefit acts, or (ii) by common law or case law.

3.18.3 The obligations of the Contractor under this paragraph 3.18 shall not extend to the liability of the Construction Manager, Architect, their consultants, and agents and employees of any of them arising out of (1) the preparation or approval of maps, drawings, opinions, reports, surveys, Change Orders, designs or specifications, or (2) the giving of or the failure to give directions or instructions by the Construction Manager, Architect, their consultants, and agents and employees of any of them provided such giving or failure to give is the primary cause of the injury or damage.

                                    ARTICLE 4
                                    ---------
                         ADMINISTRATION OF THE CONTRACT

4.1   ARCHITECT

4.1.1 The Architect is the person lawfully licensed to practice architecture or an entity lawfully practicing architecture identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The term "Architect" means the Architect or the Architect's authorized representative.

4.2   CONSTRUCTION MANAGER

4.2.1 The Construction Manager is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number. The term "Construction Manager" means the Construction Manager or the Construction Manager's authorized representative.

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4.3 Duties, responsibilities and limitations of authority of the Construction
Manager and Architect as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner, Construction Manager, Architect and Contractor. Consent shall not be unreasonably withheld.

4.4 In case of termination of employment of the Construction Manager or Architect, the Owner shall appoint a construction manager or architect whose status under the Contract Documents shall be that of the former construction manager or architect, respectively.

4.5 The Construction Manager shall: (i) review all proposed changes to the Work and make recommendations regarding schedule and cost implications, (ii) establish and maintain a complete on-site library of all Contract Documents, approved shop drawings, and approved material samples, (iii) schedule and conduct job meetings to be attended by the Contractor and representatives of the Owner and Architect to discuss such matters as procedures, progress, problems and scheduling, and distribute minutes of such meetings, (iv) review the Work on a daily basis (v) assist the Contractor in the preparation of the initial Construction Schedule, and (v) display a copy of the Construction Schedule in the job site office showing the duration of each activity and scaled to a calendar for reference dates.

4.6   ADMINISTRATION OF THE CONTRACT

4.6.1 The Construction Manager and Architect will provide administration of the Contract as described in the Contract Documents, and will be the Owner's representatives (1) during construction, (2) until final payment is due and (3) with the Owner's concurrence, from time to time during the correction period described in Paragraph 12.2. The Construction Manager and Architect will advise and consult with the Owner and will have authority to act on behalf of the Owner only to the extent provided in the Contract Documents, unless otherwise modified by written instrument in accordance with other provisions of the Contract.

4.6.2 The Construction Manager will determine in general that the Work is being performed in accordance with the requirements of the Contract Documents, will keep the Owner informed of the progress of the Work, and will use reasonable efforts to guard the Owner against defects and deficiencies in the Work.

4.6.3 The Construction Manager will provide for coordination of the activities of other Contractors and of the Owner's own forces with the Work of the Contractor, who shall cooperate with them. The Contractor shall participate with other Contractors and the Construction Manager and Owner in reviewing their construction schedules when directed to do so. The Contractor shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement. The construction schedules shall constitute the schedules to be used by the Contractor, other Contractors, the Construction Manager and the Owner until subsequently revised.

4.6.4 The Construction Manager will schedule and coordinate the activities of the Contractors in accordance with the latest approved Project construction schedule.

4.6.5 The Architect will inspect and observe the site to become familiar with the progress and quality of the completed Work and to determine if the Work is being performed in accordance with the Contract Documents. On the basis of on-site observations as an architect, the Architect will keep the Owner informed of progress of the Work, and will guard the Owner against defects and deficiencies in the Work.

4.6.6 The Construction Manager, except to the extent required by Subparagraph 4.6.4, and Architect will not have control over or charge of and will not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work.

4.6.7 Communications Facilitating Contract Administration. Except as otherwise provided in the Contract Documents or when direct communications have been specifically authorized, the Owner and Contractor shall use reasonable efforts to communicate through the Construction Manager, and shall use reasonable efforts to contemporaneously provide the same communications to the Architect. Communications by and with the Architect's consultants shall be through the Architect. Communications by and with Subcontractors and material suppliers shall be through the Contractor. Communications by and with other Contractors shall be through the Construction Manager and Owner and shall be contemporaneously provided to the Architect.

4.6.8 The Construction Manager will review and certify all Applications for Payment by the Contractor, including final payment. The Construction manger will assemble each of the Contractor's Applications for Payment with similar

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Applications from other contractors into a Project Application and Project
Certificate for Payment. After reviewing and certifying the amounts due the Contractors, the Construction Manager will submit the Project Application and Project Certificate for Payment, along with the applicable Contractors' Applications and Certificates for Payment, to the Architect.

4.6.9 Based on the Architect's observations and evaluations of Contractors' Applications for Payment, and the certifications of the Construction Manager, the Architect will review and certify the amounts due the Contractors and will issue a Project Certificate for Payment.

4.6.10 The Architect will have authority to reject Work which does not conform to the Contract Documents, and to require additional inspection or testing, in accordance with Subparagraphs 13.5.2 and 13.5.3, whether or not such Work is fabricated, installed or completed, but will take such action only after notifying the Construction manager. Subject to review by the Architect, the Construction manager will have the authority to reject Work which does not conform to the Contract Documents. Whenever the Construction manager considers it necessary or advisable for implementation of the intent of the Contract Documents, the Construction Manager considers it necessary or advisable for implementation of the intent of the Contract Documents, the Construction Manager will have authority to require additional inspection or testing of the Work in accordance with Subparagraphs 13.5.2 and 13.5.3, whether or not such Work is fabricated, installed or completed. The foregoing authority of the Construction Manager will be subject to the provisions of Subparagraphs 4.6.18 through 4.6.20 inclusive, with respect to interpretations and recommendations of the Architect. However, neither the Architect's nor the Construction Manager's authority to act under this Subparagraph 4.6.10 nor a decision made by either of them in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Architect or the Construction Manager to the Contractor, Subcontractors, material and equipment suppliers, their agents or employees, or other persons performing any of the Work.

4.6.11 The Construction Manager will receive from the Contractor and review all Shop Drawings, Product Data and Samples, coordinate them with information received from other Contractors, and transmit them to the Architect. The Construction Manger's actions will be taken with such reasonable promptness as to cause no delay in the Work of the Contractor or in the activities of other Contractors, the Owner, or the Architect.

4.6.12 The Architect will review and approve or take other appropriate action upon the Contractor's submittals such as Shop Drawings, Product Data and Samples. The Architect's action will be taken with such reasonable promptness as to cause no delay in the Work of the Contractor or in the activities of the other Contractors, the Owner, or the Construction Manager, while allowing sufficient time in the Architect's professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities, or for substantiating instructions for installation or performance of equipment or systems, all of which remain the responsibility of the Contractor as required by the Contract Documents. The Architect's review of the Contractor's submittals shall not relieve the Contractor of the obligations under paragraphs 3.3, 3.5 and 3.12. The Architect's review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of any construction means, methods, techniques, sequences or procedures. The Architect's approval of a specific item shall not indicate approval of an assembly of which the item is a component.

4.6.13 The Construction Manager will prepare Change Orders and Construction Change Directives.

4.6.14 Following consultation with the Construction Manager, the Architect will take appropriate action on Change Orders or Construction Change Directives in accordance with Article 7 and will have authority to order minor changes in the Work as provided in paragraph 7.4.

4.6.15 The Construction Manager will maintain at the site for the Owner one record copy of all Contracts, Drawings, Specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record all changes and selections made during construction, and in addition approved Shop Drawings, Product Data, Samples and similar required submittals. These will be available to the Architect and the Contractor, and will be delivered to the Owner upon completion of the Project.

4.6.16 The Construction Manager will observe and assist the Architect in conducting inspections to determine the dates of Substantial Completion and final completion, and will receive and forward to the Architect written warranties and related documents required by the Contract and assembled by the

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

Contractor. The Construction Manager will forward to the Architect a final Project Application and Project Certificate for Payment upon compliance with the requirements of the Contract Documents.

4.6.17 If the Owner and Architect agree, the Architect will provide one or more project representatives to assist in carrying out the Architect's responsibilities at the site. The duties, responsibilities and limitations of authority of such project representatives shall be as set forth in an exhibit to be incorporated in the Contract Documents.

4.6.18 The Architect will interpret matters and provide recommendations concerning performance under the requirements of the Contract Documents on written request of the Construction Manager, Owner or Contractor. The Architect's response to such requests will be made with reasonable promptness and within any time limits agreed upon. If no agreement is made concerning the time within which interpretations and recommendations required of the Architect shall be furnished in compliance with this Paragraph 4.6, then delay shall not be recognized on account of failure by the Architect to furnish such interpretations and recommendations until 15 days after written request is made for them.

4.6.19 Interpretations and recommendations of the Architect will be consistent with the intent of and reasonably inferable from the Contract Documents and will be in writing or in the form of drawings. Any interpretations and/or recommendations issued by the Architect under Subparagraphs 4.6. 18 and 4.6.19 shall be advisory only and shall not be binding upon the parties hereto.

4.6.20 [Intentionally deleted]

4.7    CLAIMS AND DISPUTES

4.7.1 Definition. A Claim is a demand or assertion by one of the parties seeking, as a matter of right, adjustment in the Contract Sum and/or the Contract Time, or an interpretation of the Contract terms. Claims must be made by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim.

4.7.2 Decision of Architect. Claims shall be referred initially to the Architect for action as provided in paragraph 4.8. A decision by the Architect, as provided in Subparagraph 4.8.4, shall be required as a condition precedent to litigation of a Claim between the Contractor and Owner as to all such matters arising prior to the date final payment is due. The decision by the Architect in response to a Claim shall not be a condition precedent to litigation in the event (1) the position of Architect is vacant, (2) the Architect has not received evidence or has failed to render a decision within agreed time limits,
(3) the Architect has failed to take action required under Subparagraph 4.8.4 within 30 days after the Claim is made or (4) 45 days have passed after the Claim has been referred to the Architect.

4.7.3 Time Limits on Claims. Claims by either party must be made within 21 days after occurrence of the event giving rise to such claim or within 21 days after the claimant first recognizes the condition giving rise to the claim, whichever is later. Claims must be made by written notice. In the event a party fails to submit a Claim within the preceding time period, such party shall not be entitled to an adjustment in the Contract Sum or the Contract Time in relation to such Claim.

4.7.4 Continuing Contract Performance. Pending final resolution of a Claim or any other claim, dispute or controversy, the Contractor shall proceed diligently with performance of the Contract and the Owner hall continue to make payments as to undisputed amounts in accordance with the Contract Documents.

4.7.5 Excusable Events.

     4.7.5.1 Adjustments in Contract Time. Except as a result of changes in the Work as permitted in Article 7 of these General Conditions and except as otherwise provide in Paragraph 2.2 of the Agreement in relation to Scope Changes, an extension in the Contract Time shall only be granted under the following circumstances: (a) a delay occurs in the progress of the Work as a result of an Excusable Event, and (b) the Contractor has complied with the terms and conditions of the following subsections:

     (i) The Contractor submits a written Claim to the Owner and the Architect within the time period specified in Subparagraph 4.7.3 identifying the Excusable Event, which Claim must state the cause of the event and the number of days the Contractor believes that its activities will in fact be delayed as a result of the event.

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


     (ii) The Contractor can demonstrate, with supporting documentation, that the activity claimed to have been delayed was in fact delayed by the Excusable Event, and that the delay in such activity will result in a delay in achieving Substantial Completion within the Contract Time.

     (iii) The Claim provided by the Contractor under subsection (i) above shall describe the efforts of the Contractor that have been (or are going to be) undertaken by the Contractor to overcome or remove the Excusable Event and to minimize the potential adverse effect on the time for performance of the Work resulting from such Excusable Event.

Upon satisfaction by the Contractor of the teens and conditions in the preceding subsections, the parties shall attempt to resolve any such Claim pursuant to the terms and provisions of Paragraph 4.8. If the Claim is so resolved, the Owner and the Contractor shall enter into a Change Order reflecting the resulting adjustment in the Contract Time.

     4.7.5.2 Adiustrnents in Contract Sum. Except as a result of changes in the Work as permitted in Article 7 of these General Conditions and except as otherwise provide in Paragraph 2.2 of the Agreement in relation to Scope Changes, an increase in the Contract Sum shall only be granted under the following circumstances: (a) a demonstrable increase in the Contractor's cost of performing the Work results from the occurrence of an Excusable Event which is identified in Subparagraphs 4.7.5.3.(i), (iii), (iv) or (v), and (b) the Contractor has complied with the terms and conditions of the following subsections:

     (i) The Contractor submits a written Claim to the Owner and the Architect within the time period specified in Subparagraph 4.7.3 identifying the Excusable Event, which Claim must state the cause of the event and the additional cost the Contractor believes it will in fact incur as a result of the event.


     (ii) The Contractor can demonstrate, with supporting documentation, that the Excusable Event will in fact cause an increase in the Contractor's cost of performing the Work.


     (iii) The Claim provided by the Contractor under subsection (i) above shall describe the efforts of the Contractor that have been (or are going to be) undertaken by the Contractor to overcome or remove the Excusable Event and to minimize potential adverse effect on the cost for performance of the Work resulting from such Excusable Event.

Upon satisfaction by the Contractor of the teens and conditions in the preceding subsections, the parties shall attempt to resolve any such Claim pursuant to the terms and provisions of Paragraph 4.8. If the Claim is so resolved, the Owner and the Contractor shall enter into a Change Order reflecting the resulting adjustment in the Contract Sum.

     4.7.5.3 Excusable Events. The occurrence of any of the following events shall constitute an "Excusable Event":


     (i) Delays resulting from the acts or omissions of the Owner, or its separate contractors performing work at or adjacent to the Project site, to the extent such delays arise from circumstances beyond the reasonable control and without the fault or negligence of the Contractor, its Subcontractors or Sub-subcontractors, or other persons for whom such parties may be liable;

     (ii) Any of the following acts, events, conditions or occurrences to the extent that the same are beyond the Contractor's reasonable control, which could not have been either foreseen or avoided by the exercise of due diligence, and which has an adverse effect on the Contractor's ability to perform its obligations hereunder: acts of God, fires, explosions, floods, earthquakes, tornadoes, epidemics, civil disturbances, war, riots, sabotage, restraints or injunctions issued by a Governmental Authority, and nationwide strikes or labor disputes;

     (iii) The occurrence of a Change in Law; and

     (iv) The suspension of the Work in whole or in part by the Owner as described in Paragraph 14.3;

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


     (v) The discovery of any Unforeseeable Conditions at the Project site as described in Subparagraph 4.9.2(b);

     (vi) The Contractor is prohibited by the City of Black Hawk from (a) using a 63/4 inch-diameter drill during excavation within the buffer zone, which buffer zone is described in the Contractor's blasting plan and flyrock mitigation plan as approved by the City of Black Hawk, or (b) operating two 1 0-hour shifts five days per week.

     4.7.5.4 Rights Limited. The rights and remedies set forth in this Subparagraph 4.7.5 shall be the Contractor's sole and exclusive rights and remedies in the event of an occurrence of an Excusable Event, and the Contractor hereby waives all other rights and remedies at law and/or in equity that it might otherwise have against the Owner on account of an Excusable Event. In confirmation and furtherance of the terms and provisions of this Subparagraph 4.7.5, the Contractor acknowledges and agrees that the Contract Sum and the Contract Time may only be adjusted in accordance with, and to the extent permitted by, the terms and provisions of this Subparagraph 4.7.5.

     4.7.5.5 Definitions. For purposes of this Contract, the terms set forth in the following clauses shall have the meaning ascribed to them:

     (i) "Change in Law" shall mean and refer to the enactment, adoption, promulgation, amendment, modification or change in interpretation by a Governmental Authority after the date of this Contract of any Law which is applicable to the performance of the Work; it being expressly understood and agreed by the parties hereto that a change in any income tax Law or any Law by which a tax is levied or assessed on the basis of the Contractor's income, profits, revenues or gross receipts shall not be a Change in Law.

     (ii) "Governmental Authority" shall mean and refer to any national, federal, state, county, municipal or local government, agency, authority or court, or any department, board, bureau or instrumentality thereof.

     (iii) "Law" shall mean and refer to any constitution, charter, statute, act, law, ordinance, regulation, code, rule, order, decree, judgment, directive, ruling, decision, guideline, resolution or declaration of any Governmental Authority, or any interpretation or application thereof by any such Governmental Authority.

     (iv) "Unforeseeable Conditions" shall mean and refer to conditions at the Project site which are concealed physical conditions of an unusual nature (i) which differ materially from those indicated in the Contract Documents (and any reports or other documents prepared by, on behalf of, or presented to the Contractor in relation to the Project site, including, without limitation, the "Geotechnical Review, Bench Elevation Excavation, Hyatt Saint Moritz Hotel & Casino, Black Hawk, Colorado" and attached documents, prepared and compiled by Harry L. Siebert and Merline W. Van Dyke dated January 29, 1998), and (ii) which differ materially from those ordinarily found to exist and generally recognized as inherent in excavation and construction activities of the character provided for in the Contract Documents.

4.7.9 InJury or Damage to Person or Property.

If either party to the Contract suffers injury or damage to person or property because of an act or omission of the other party, of any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter. If either party wishes to submit a Claim in relation to any such matter, such Claim shall be submitted in accordance with Paragraph 4.7.

4.8   RESOLUTION OF CLAIMS AND DISPUTES

4.8.1 The Architect will review Claims and take one or more of the following preliminary actions within ten days of receipt of a Claim: (1) request additional supporting data from the claimant, (2) submit a schedule to the parties indicating when the Architect expects to take action, (3) reject the Claim in whole or in part, starting reasons for rejection, (4) recommend approval of the Claim by the other party or (5) suggest a compromise. The Architect may also, but is not obligated to, notify the surety, if any, of the nature and amount of the claim. Any action taken by the Architect pursuant to this Subparagraph 4.8.1 shall be advisory only and shall not be binding upon the parties hereto.

4.8.2 If a Claim has been resolved, the Architect will prepare or obtain appropriate documentation.

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4.8.3 If a Claim has not been resolved, the party making the claim shall, within ten days after the Architect's preliminary response, take one or more of the following actions: (1) submit additional supporting data requested by the Architect, (2) modify the initial Claim or (3) notify the Architect that the initial Claim stands.

4.8.4 If a Claim has not been resolved after consideration of the foregoing and of further evidence presented by the parties or requested by the Architect, the Architect will notify the parties in writing that the Architect's decision will be made within seven days, which decision shall be advisory only and shall not be binding upon the parties hereto, but shall be subject to any rights or remedies to which the parties are otherwise entitled hereunder, including, without limitation, the right to resolve such Claim by means of litigation. Upon expiration of such time period, the Architect will render to the parties the Architect's written decision relative to the claim, including any change in the contract Sum or Contract Time or both. If there is a surety and there appears to be a possibility of a Contractor's default, the Architect may, but is not obligated to, notify the surety and request the surety's assistance in resolving the controversy.

4.9   LOCAL AND SITE CONDITIONS

4.9.1 Local Conditions. The Contractor represents that it has taken steps reasonably necessary to ascertain the nature and location of the Work, and that it has investigated and satisfied itself as to the general and local conditions which can affect the Project, the Project site and/or the performance of the Work, including but not limited to (1) conditions bearing upon transportation, disposal, handling, and storage of materials and equipment; (2) the availability of labor, water, electric power, and roads; (3) uncertainties of weather, river stages, tides or similar conditions at the Project site; and (4) the character of equipment and facilities needed preliminary to and during the performance of the Work. Any failure by the Contractor to take the actions described and acknowledged in this Subparagraph shall not relieve the Contractor from its responsibility for successfully performing the Work without adjustment in the Contract Sum or the Contract Time; provided, however, that the terms send provisions of this Subparagraph shall not be construed to limit or restrict the Contractor's rights set forth below in Subparagraph 4.9.2(b) regarding Unforeseeable Conditions. Notwithstanding the foregoing, the responsibility for remediating any Pre-Existing Unknown Hazardous Substances which are encountered at the Project site shall be as provided in Subparagraph 4.9.3.

4.9.2 Site Conditions. (a) Subject to the limitations contained in the following subparagraph 4.9.2(b), the Contractor agrees that it has satisfied itself as to what the Contractor anticipates will be the character, quality and quantity of soil, surface and subsurface materials or obstacles that may be encountered by the Contractor at the Project site, and that the entire cost risk of such matters (as well as any concealed, latent or unknown conditions) shall be home by the Contractor as part of the Contract Sum and that the Contractor shall not be entitled to an extension in the Contract Time as a result of the same. Without limiting the generality of the foregoing, but rather in confirmation and furtherance thereof, the Contractor agrees that it shall have no claim for any increase in the Contract Surn, or any extension in the Contract Time, in the event that soil, surface or subsurface conditions which differ from what had been anticipated by the Contractor, or concealed, unknown or latent conditions, are encountered or discovered at the Project site in the performance of the Work (even if such conditions are materially different from what the Contractor had anticipated and/or such conditions are of an unusual nature, differing from those ordinarily encountered and generally recognized as inherent in work of the character provided for in the Contract Documents and could not reasonably have been foreseen by the Contractor). Notwithstanding the foregoing, the responsibility for remediating any Pre-Existing Unknown Hazardous Substances which are encountered at the Project site shall be as provided in Subparagraph 4.9.3.

     (b) Notwithstanding anything to the contrary contained in the preceding Subparagraph 4.9.2(a), if the Contractor encounters conditions at the Project site which are concealed physical conditions which the Contractor reasonably believes are Unforeseeable Conditions, then notice by the Contractor as to the same shall be given to the Owner. If the Owner and the Contractor thereafter mutually determine that such concealed physical conditions are in fact Unforeseeable Conditions, then the Contractor will be entitled to seek an equitable adjustment in the Contract Sum or the Contract Time, or both, as provided in Subparagraph 4.7.5. If the Owner and the Contractor are unable to reach a mutual determination, then the Contractor shall be entitled to avail itself of the dispute resolution provisions of the Contract, including litigation, if necessary.

4.9.3 Environmental Matters.

     4.9.3.1 Known Hazardous Substances. The Contractor represents that it has reviewed the environmental site assessment of the Project site prepared by KRW Consulting, Inc., dated November 10, 1997, and the "Soil Mitigation and

Revegetation Plan at Hyatt St. Moritz Casino, Sites A and B-1, for Windsor Woodmont" prepared by Stewart Environmental Consultants, Inc., dated March 1998 and revised May 2, 1998 and the "Silver Gulch Mine Waste Closure Plan for Proposed Hotel and Casino, Black Hawk, Colorado" prepared by Stewart Environmental Consultants, Inc., dated February 1998 (collectively, the "Environmental Mitigation Report"). The Contractor understands and agrees that the Work includes all remediation, mitigation and other services identified in the Environmental Mitigation Report, all of which services are being performed by the Contractor in relation to Known Hazardous Substances. In performing such services, the Contractor shall comply, and shall cause its Subcontractors to comply, with all laws, statutes, ordinances, codes, rules, regulations, policies and guidance documents regarding the remediation, mitigation, generation, handling, storage, treatment and disposal of Hazardous Substances or any other substances, wastes or materials referenced or identified in the Environmental Mitigation Report. To the fullest extent permitted by law, the Owner shall indemnify, defend and hold harmless the Contractor in the event that (i) the Contractor is found to be a responsible party with regard to the Project site under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., or (ii) the Contractor becomes liable under any other law applicable to the handling, disposal, or treatment of Hazardous Substances; provided that such liability in either case results from the proper performance by the Contractor of services in conformance with the Environmental Mitigation Report; provided, further, however that in no event shall the Owner indemnify, defend or hold harmless the Contractor for any liability resulting from the Contractor's negligence, failure to comply with laws (as required herein), or failure to perform services in conformance with the Environmental Mitigation Report. The Contractor hereby covenants and agrees that its indemnification of the Owner set forth in Subparagraph 3.18.1 includes any and all claims occasioned by or in connection with the Contractor's negligence, non-compliance with laws, or non-conformance with the Environmental Mitigation Report.

     4.9.3.2 Unknown Hazardous Substances. If, in the course of performance of the Work, the Contractor encounters on the Project site any matter which it reasonably believes is an Unknown Hazardous Substance, the Contractor shall immediately suspend the Work in the area affected and shall immediately report the condition orally to the Construction Manager and in writing to the Owner and the Construction Manager. In any such event, the obligations and duties of the parties hereto shall be as follows:

     (i) If it is determined that such condition involves a Pre-Existing Unknown Hazardous Substance, then any required remedial actions shall be performed or caused to be performed by the Owner at its sole cost and expense;

     (ii) If it is determined that such condition involves a Hazardous Substance introduced to the Project site after the date of this Contract by the Contractor, its Subcontractors or any party for whom either may be liable, then any required, necessary or appropriate remedial actions shall be performed by the Contractor at its sole cost and expense; or

     (iii) If it is determined that the condition does not involve an Unknown Hazardous Substance, the Contractor shall, promptly after receiving written notice from the Owner authorizing the Contractor to recommence site activities in the subject area, resume the portion of the Work that had been suspended.

The parties acknowledge and agree that the Contractor shall not commence or continue any excavation activities on any portion of the Project site on, in or under which remedial actions are to be (or are being) performed by the Owner with respect to any Pre-Existing Unknown Hazardous Substance until such remedial actions are to the point where excavation activities will not interfere with such remedial actions, as evidenced by appropriate certifications from the applicable environmental engineer and/or remediatior1 contractor and any required approvals of any applicable governmental agencies. The Contractor agrees to use good faith diligent efforts to continue the unaffected portions of the Work and to adjust and reschedule its activities at the Project site so as to minimize, to the extent reasonably practicable, any adverse effect on the progress of the Work resulting from the performance of any remedial actions.

     4.9.3.3 Compliance with Laws. The Contractor shall not bring or store (and shall prohibit Subcontractors from bringing or storing) Hazardous Substances to or on the Project site, and shall not utilize any construction materials containing asbestos, polychlorinated biphenyls or urea formaldehyde; provided, however, that the Contractor may use the following substances (gasoline, diesel fuel, fuel oil(s), grease(s), lube oil(s), adhesive(s), and other materials consumed in or during the Work) required to perform the Work, but only in accordance with all laws, statutes, ordinances, codes, rules, regulations, policies and guidance documents regarding the generation, handling, storage, treatment and disposal of such substances. Any other substances to be brought to or stored on the Project site shall require specific written authorization of the Owner. As previously indicated, the Contractor shall be responsible for the removal and cleanup of Hazardous Substances brought to or generated at the Project site by the Contractor, any Subcontractor or any party for whose actions the Contractor is responsible pursuant to this Contract. The Contractor shall comply, and shall cause its Subcontractors to comply, with all laws, statutes, ordinances, codes, rules, regulations, policies and guidance documents regarding the generation, handling, storage, treatment and disposal of Hazardous Substances and any other substance Contractor brings to or stores on the Project site.

     4.9.3.4 Definitions. For purposes of this Contract, the terms set forth in the following clauses shall have the meanings ascribed to them:

     (i) "Hazardous Substance" shall mean and refer to any hazardous, toxic or dangerous waste, substance or material defined as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste", "restricted hazardous waste", "toxic substance", "industrial waste", "mill tailing", "mining waste", "solid waste" or "special waste" in (i) any provision of Colorado law; (ii) the Comprehensive Environmental Response, Compensation and Liability Act as amended (42 U.S.C. Sec. 9601 et seq.); (iii) the Emergency Planning & Community Right-to-Know Act of 1986, as amended (42 U.S.C. Sec. 11001 et seq.); (iv) the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Sec. 6901 et seq.); (v) the Toxic Substances Control Act, as amended (15 U.S.C. Sec. 2601 et seq.); (vi) the Federal Water Pollution Control
Act of 1972, as amended (33 U.S.C. Sec. 1251 et seq.); (vii) the Federal Clean Air Act, as amended (42 U.S.C. Sec. 7401 et seq.); (viii) the Occupational Safety and Health Act, as amended (29 U.S.C. Sec. 651 et seq.); (ix) the Surface Mining Control and Reclamation Act, as amended (30 U.S.C. Sec. 1201 et seq.);
(x) any so-called "Superfund" or "Superlien" law; or (xi) any other federal, state or local statute, law, ordinance, code, rule or regulation.

     (ii) "Known Hazardous Substance" shall mean and refer to any Hazardous Substance identified or referenced in the Environmental Mitigation Report and any other substances, wastes or materials identified or referenced therein.

     (iii) "Pre-Existing Unknown Hazardous Substance" shall mean and refer to any Unknown Hazardous Substance existing on the Project site as of the date of the Contract.

     (iv) "Unknown Hazardous Substance" shall mean and refer to any Hazardous Substance, except those which are Known Hazardous Substances.

                                    ARTICLE 5
                                    ---------
                                 SUBCONTRACTORS

5.1    DEFINITIONS

5.1.1 A Subcontractor is a person or entity who has a direct contract with the Contractor to perform a portion of the Work at the site or to supply materials in relation to the Work. The term "Subcontractor" is referred to throughout the contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. The term "subcontractor" does not include other Contractors or subcontractors of other contractors.

5.1.2 A Sub-subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Work at the site or to supply materials in relation to the Work. The term "Sub-subcontractor" is referred to throughout the Contract Documents as if singular in number and means a Sub-subcontractor or an authorized representative of the Sub-subcontractor.

5.2   AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK

5.2.1 Unless otherwise stated in the Contract Documents or the bidding requirements, the Contractor, as soon as practicable after award of the contract, shall furnish in writing to the construction Manager for review by the owner, Construction Manager and Architect the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each portion of the Work. The Construction manager will promptly reply tot he Contractor in writing stating whether or not the Owner, Construction Manager or Architect, after due investigation, has reasonable objection to any such proposed person or entity. Failure of the Construction manager to reply promptly shall constitute notice of no reasonable objection.

5.2.2 The contractor shall not contract with a proposed person or entity to whom the Owner, Construction Manager or Architect has made reasonable and timely objection. The Contractor shall not be required to contract with anyone to whom the Contractor has made reasonable objection.

5.2.3 If the Owner, Construction Manager or Architect has reasonable objection to a person or entity proposed by the Contractor, the Contractor shall propose another to whom the Owner, construction manager or Architect has not reasonable objection. The Contract Sum shall be increased or decreased by the difference in cost occasioned by such change and an appropriate Change Order shall be issued. However, no increase in the Contract Sum shall be allowed for such change unless the Contractor has acted promptly and responsively in submitting names as required.

5.2.4 The contractor shall not change a Subcontractor, person or entity previously selected if the Owner, construction Manager or Architect makes reasonable objection to such change.

5.3   SUBCONTRACTUAL RELATIONS

5.3.1 By appropriate agreement, written where legally required for validity, the contractor shall require each subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to the Contractor by terms of the contract Documents, and to assume toward the contractor all the obligations and responsibilities which the contractor, by these Documents, assumes toward the Owner, Construction Manager and Architect. Each subcontract agreement shall preserve and protect the rights of the Owner, Construction Manager and Architect under the contract Documents with respect tot he Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the subcontract agreement, the benefit of all rights, remedies and redress against the contractor that the Contractor, by the contract Documents, has against the Owner. Where appropriate, the Contractor shall require each Subcontractor to enter into similar agreements with sub-subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the subcontractor terms and conditions of the proposed subcontract agreement which may be at variance with the Contract Documents. Subcontractors shall similarly make copies of applicable portions of such documents available to their respective proposed Sub-subcontractors.

5.4   CONTINGENT ASSIGNMENT OF SUBCONTRACTS

5.4.1 Each subcontract agreement for a portion of the Work is assigned by the Contractor to the Owner provided that:

     .1 assignment is effective only after termination of the Contract by the Owner for cause pursuant to paragraph 14.2 and only for those subcontract agreements which the Owner accepts by notifying the Subcontractor in writing; and

     .2 assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.

5.4.2 [Intentionally deleted].

                                    ARTICLE 6
                                    ---------
                           CONSTRUCTION BY OWNER OR BY
                                OTHER CONTRACTORS

6.1 OWNER'S RIGHT TO PERFORM CONSTRUCTION WITH OWN FORCES AND TO AWARD OTHER CONTRACTS

6.1.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner's own forces, which include persons or entities under separate contracts not administered by the Construction manager. The Owner further reserves the right to award other contracts in connection with other portions of the Project or other construction or operations on the site. If the Contractor claims that delay or additional cost is involved because of such action by the owner, the Contractor shall make such Claim as provided elsewhere in the Contract Documents.

6.1.2 When the Owner performs construction or operations with the Owner's own forces including persons or entities under separate contracts not administered by the Construction Manager, the Owner shall provide for coordination of such forces with the Work of the Contractor, who shall cooperate with them.

6.1.3 [Intentionally deleted].

6.2 MUTUAL RESPONSIBILITY

6.2.1 The contractor shall afford the owner's own forces, Construction Manager and other Contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor's construction and operations with theirs as required by the Contract Documents.

6.2.2 If part of the Contractor's Work depends for proper execution or results upon construction or operations by the Owner's own forces or other Contractors, the Contractor shall, prior to proceeding with that portion of the Work, promptly report to the construction Manager and Architect apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Contractor so to report shall constitute an acknowledgment that the owner's own forces or other Contractors' completed or partially completed construction is fit and proper to receive the Contractor's work, except as to defects not then reasonably discoverable.

6.2.3 Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor.

6.2.4 The Contractor shall promptly remedy damage wrongfully caused by the Contractor to completed or partially completed construction or to property of the Owner or other Contractors as provided in Subparagraph 10.2.5.

6.2.5 [Intentionally deleted].

6.2.6 [Intentionally deleted].

6.3 OWNER'S RIGHT TO CLEAN UP

6.3.1 If a dispute arises among the contractor, other contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish as described in Paragraph 3.15, the Owner may clean up and allocate the cost among those responsible as the Construction Manager, in consultation with the Architect, determines to be just.

                                    ARTICLE 7
                                    ---------
                               CHANGES IN THE WORK

7.1   CHANGES

7.1.1 Changes in the Work may be accomplished after execution of the contract, and without invalidating the Contract, by change Order, Construction Change directive of order for a minor change in the Work, subject tot he limitations stated in this Article 7 and elsewhere in the Contract Documents.

7.1.2 A Change Order shall be based upon agreement among the Owner, and Contractor; a Construction Change Directive may be issued by the Owner, and may or may not be agreed to by the Contractor; an order for a minor change in the Work may be issued by the Architect alone.

7.1.3 Changes in the work shall be performed under applicable provisions of the Contract Documents, and the Contractor shall proceed promptly, unless otherwise provided in the Change Order, Construction Change directive or order for a minor change in the Work.

7.1.4 [Intentionally deleted].

7.2   CHANGE ORDERS

7.2.1 A Change Order is a written instrument prepared by the Construction Manager and signed by the Owner, and Contractor, stating their agreement upon all of the following:

      .1  a change in the Work;
      .2 the amount of the adjustment in the contract Sum, if any; and .3 the extent of the adjustment in the Contract Time, if any.

Notwithstanding anything to the contrary contained in the Contract Documents, the Contract Sum and the Contract Time may only be adjusted by Change Order.

7.2.2 Methods used in determining adjustments to the Contract Sum may include those listed in Subparagraph 7.3.3.

7.3   CONSTRUCTION CHANGE DIRECTIVES

7.3.1 A Construction change directive is a written order prepared by the Construction Manager and signed by the Owner, directing a change in the Work and stating a proposed basis for adjustment, if any, in the Contract Sum or Contract Time, or both. The Owner may by Construction change Directive, without invalidating the Contract, order changes in the Work within the general scope of the contract consisting of additions, deletions or other revisions, the Contract Sum and Contract Time being adjusted accordingly.

7.3.2 A Construction Change directive shall be used in the absence of total agreement on the terms of a Change Order.

7.3.3 If the Construction Change Directive provides for an adjustment to the contract Sum, the adjustment shall be based on one of the following methods:

     .1 mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

     .2 unit prices stated in the Contract Documents or subsequently agreed upon;

     .3 cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or

     .4   as provided in subparagraph 7.3.6.

7.3.4 Upon receipt of a Construction change directive, the Contractor shall promptly proceed with the change in the Work involved and advise the Construction Manager and Architect of the Contractor's agreement or disagreement with the method, if any, provided in the Construction change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

7.3.5 A construction Change Directive signed by the contractor indicates the agreement of the Contractor therewith, including adjustment in Contract Sum and contract Time or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a change Order.

7.3.6 If the Contractor does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be determined by the Owner and Construction Manager as follows:

     (A) If such change relates to any type of work which is of the character of the work described in the "Change Order Pricing Schedule," attached hereto and incorporated herein as Exhibit B. and the "cost" in performing the Work is increased or decreased by such change, then the Contract Sum shall be increased or decreased, as applicable, by an amount equal to the unit price associated with such type of work, as set forth in Exhibit B. multiplied by the unit quantity attributable to such change.

     (B) If such change does not relate to any type of work which is of the character of the work described in Exhibit B. then the following methodology shall be applicable:

          (i) If the "cost" in performing the Work is increased by any such change, the Contract Sum shall be increased (without duplication) so as to reflect the "cost" to the Contractor (or to any tier of subcontractor) in performing the Work attributable to the change plus a percentage fee for overhead and profit. For Work which is performed by the Contractor's own forces in relation to any such change, the percentage fee payable to the Contractor shall be equal to twenty-three percent (23%) of the "cost" incurred by the Contractor for such additional Work. For Work which is performed by subcontractors in relation to any such change, the percentage fee payable to the Contractor shall be equal to eleven percent (11%) of the "cost" incurred by the Contractor for the additional Work performed by any such subcontractors. Any fee charged by any tier of subcontractor for its overhead and profit shall likewise be limited by the preceding percentages (which percentages shall similarly be applied on the basis of whether such subcontractor performs the Work with its own forces or with the personnel of a sub-subcontractor).

          (ii) If the "cost" in performing the Work is decreased by any such change, the Contract Sum shall be decreased (without duplication) so as to reflect the "cost" which would have been incurred by the Contractor (or by any tier of subcontractor) in the absence of such change, plus percentages fees calculated as described in the preceding clause (i).

In such case, and also under Clause 7.3.3.3, the Contractor shall keep and present, in such form as the Construction Manager may prescribe, an itemized accounting together with appropriate supporting data. Unless otherwise provided in the Contract Documents, costs for the purposes of this Subparagraph 7.3.6 shall be limited to the following:

      .1 costs of labor, including social security , old age and unemployment insurance, fringe benefits required by agreement or custom, and workers compensation insurance;

      .2 costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

      .3 rental costs of machinery and equipment, exclusive of hand tools, whether rented from the contractor or others;

      .4 costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and

      .5 additional costs of supervision and field office personnel directly attributable to the change.

"Costs" shall not be deemed to include any item which could be considered home office overhead.

7.3.7 Pending final determination of cost to the Owner, amounts not in dispute may be included in applications for Payment. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net decrease or increase, if any, with respect to that change.

7.3.8 If the Owner and Contractor do not agree with the adjustment in Contract Time or the method for determining it, the adjustment or the method shall be referred to the Construction manager for determination.

7.3.9 When the Owner and Contractor agree with the determination made by the construction Manager concerning the adjustments in the Contract Sum and contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

7.4   MINOR CHANGES IN THE WORK

7.4.1 The Architect will have authority to order minor changes in the Work nor involving adjustment in the Contract Sum or extension of the Contract Time and not inconsistent with the intent of the contract Documents. Such changes shall be effected by written order issued through the construction Manager and shall be binding on the Owner and Contractor. The contractor shall carry out such written orders promptly.

                                    ARTICLE 8
                                    ---------
                                      TIME

8.1   DEFINITIONS

8.1.1 Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, allotted in the Contract Documents for Substantial Completion of the Work.

8.1.2 The date of commencement of the work is the date established in the Agreement. The date shall not be postponed by the failure to act of the Contractor or of persons or entities for whom the Contractor is responsible.

8.1.3 The date of substantial Completion is the date certified by the Architect in accordance with paragraph 9.8.

8.1.4 The term "day" as used in the Contract Documents shall mean calendar day unless otherwise specifically defined.

8.1.5 To the extent the Contract Documents contain or provide for specific contractual milestone dates in addition to final and Substantial Completion dates, such dates shall be adhered to by the Contractor.

8.1.6 In the event that the Contractor fails, or appears likely to fail, to complete a critical portion of Work on time or to complete a contractual milestone or completion date as evidenced by the latest update of the Project Construction Schedule, the Owner or the Construction Manager shall have the right to impose any or all of the following options:

          (i) Require the Contractor within ten (10) working days to substantiate its capability to get back on schedule.

          (ii) Require the Contractor to increase its work force, work overtime, and/or extra shifts, and do whatever else is required by the Owner or Construction Manager until Contractor gets back on schedule as established by the Project Construction Schedule (including any updates thereto), such measures being at no extra cost to the Owner.

8.2   PROGRESS AND COMPLETION

8.2.1 Time limits stated in the Contract Documents are of the essence of the Contract. By executing the Agreement the Contractor confirms that the Contract Time is a reasonable period for performing the work.

8.2.2 The Contractor shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence operations on the site or elsewhere prior to the effective date of insurance required by Article 11 to be furnished by the Contractor. The date of commencement of the Work shall not be changed by the effective date of such insurance. Unless the date of commencement is established by a notice to proceed given by the Owner, the Contractor shall notify the Owner in writing not less than five days or other agreed period before commencing the Work to permit the timely filing of mortgages, mechanic's liens and other security interests.

8.2.3 The Contractor shall proceed expeditiously with adequate forces and shall achieve substantial Completion within the Contract Time.

8.3   [Intentionally deleted].

                                    ARTICLE 9
                                    ---------
                             PAYMENTS AND COMPLETION

9.1   CONTRACT SUM

9.1.1 The contract Sum is stated in the Agreement and, including authorized adjustments, is the total amount payable by the Owner to the contractor for performance of the Work under the Contract Documents.

9.2   SCHEDULE OF VALUES

9.2.1 [Intentionally deleted].

9.3   APPLICATIONS FOR PAYMENT

9.3.1 At least twenty days before the date established for each progress payment, the Contractor shall submit to the Construction Manager an itemized Application for Payment for work completed in accordance with the schedule of values. Such application shall be notarized, if required, and supported by such data substantiating the Contractor's right to payment as the owner, construction manager or Architect may require, such as copies of requisitions from subcontractors and material suppliers, and reflecting retainage if provided for elsewhere in the Contract Documents.

     9.3.1.1 Such applications may include requests for payment on account of changes in the Work which have been properly authorized by Construction Change directives but not yet included in Change Orders.

     9.3.1.2 Such applications may not include requests for payment of amounts the Contractor does not intend to pay to a Subcontractor or material supplier because of a dispute or other reason.

9.3.2 Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner in writing payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner to establish the Owner's title to such materials and equipment or otherwise protect the Owner's interest, and shall include applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

9.3.3 The Contractor warrants that title to all Work covered by an application for Payment will pass tot he Owner no later than the time of payment. The Contractor further warrants that upon submittal of an application for Payment all work for which Certificates for Payment have been previously issued and payments received from the owner shall, to the best of the Contractor's knowledge, information and belief, be free and clear of liens, claims, security interests or encumbrances in favor of the contractor, Subcontractors, material suppliers, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Work. The Contractor hereby agrees to indemnify, defend and hold harmless the Owner from and against any liens, claims, security interests or encumbrances filed by the Contractor, any Subcontractor, any Sub-subcontractor, or anyone claiming by, through or under any of them, for all Work for which the previous progress payments have been made to the Contractor on its or its Subcontractor's or Sub-subcontractor's behalf.

9.4   CERTIFICATES FOR PAYMENT

9.4.1 The Construction Manager will assemble a Project Application for Payment by combining the Contractor's applications with similar applications for progress payments from other contractors and, after certifying the amounts due on such applications, forward them to the Architect within five days.

9.4.2 Within five days after the Architect's receipt of the Project Application for Payment, the Construction Manager and Architect will either issue to the Owner a Project Certificate for Payment, with a copy to the Contractor, for such amount as the Construction Manager and Architect determine is properly due, or notify the Contractor and Owner in writing of the Construction Manager's and Architect's reasons for withholding certification in whole or in part as provided in subparagraph 9.5.1. Such notification will be forwarded to the Contractor by the Construction Manager.

9.4.3 The issuance of a separate Certificate for Payment or a Project Certificate for Payment will constitute representations made separately by the Construction Manager and Architect to the owner, based on their individual observations at the site and the data comprising the Application for Payment submitted by the Contractor, that the Work has progressed to the point indicated and that, to the best of the Construction Manager's and Architect's knowledge, information and belief, quality of the work is in accordance with the Contract Documents. The foregoing representations are subject to minor deviations from the Contract Documents correctable prior to completion and to specific qualifications expressed by the construction manager or Architect. The issuance of a separate Certificate for Payment or a Project Certificate for Payment will further constitute a representation that the contractor is entitled to payment in the amount certified. However, the issuance of a separate Certificate for Payment or a Project Certificate for Payment will not be a representation that the Construction Manager or Architect has (1) reviewed the Contractor's construction means, methods, techniques, sequences or procedures, or (2) made examination to ascertain how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

9.5   DECISIONS TO WITHHOLD CERTIFICATION

9.5.1 The Construction Manager or Architect may decide not to certify payment and may withhold a Certificate for Payment in whole or in part, to the extent reasonably necessary to protect the Owner, if in the Construction Manager's or Architect's opinion the representations to the Owner required by subparagraph
9.4.3 cannot be made. If the Construction Manager or Architect is unable to certify payment in the amount of the Application, the construction Manager or

Architect will notify the Contractor and Owner as provided in subparagraph
9.4.2. If the Contractor, Construction Manager and Architect cannot agree on a revised amount, the Construction Manager and Architect will promptly issue a Certificate for Payment for the amount for which the Construction Manager and Architect are able to make such representations to the Owner. The Construction Manager or Architect may also decide not to certify payment or, because of subsequently discovered evidence or subsequent observations, may nullify the whole or a part of a Certificate for Payment previously issued, to such extent as may be necessary in the Construction Manager's or Architect's opinion to protect the Owner from loss because of:

      .1    defective Work not remedied;

      .2 third party claims filed or reasonable evidence indicating probable filing of such claims;


      .3 failure of the Contractor to make payments properly to Subcontractors or for labor, materials or equipment.

      .4 reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

      .5    Damage to the Owner or another contractor;

      .6 reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

      .7    failure to carry out the work in accordance with the Contract
            Documents.

9.5.2 When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld. The Owner shall not be deemed in default by reason of withholding payment while any of the above grounds remain uncured.

9.6   PROGRESS PAYMENTS

9.6.1 After the Construction manager and Architect have issued a Project Certificate for Payment, the Owner shall make payment in the manner and within the time provided in the Contract Documents, and shall so notify the Construction Manager and Architect.

9.6.2 The Contractor shall promptly pay each Subcontractor, upon receipt of payment from the Owner, out of the amount paid to the Contractor on account of such subcontractor's portion of the Work, the amount to which said subcontractor is entitled, reflecting percentages actually retained from payments to the Contractor on account of such Subcontractor's portion of the Work. The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to sub-subcontractors in similar manner.

9.6.3 The Construction Manager will, on request, furnish to a Subcontractor, if practicable, information regarding percentages of completion or amounts applied for the Contractor and action taken thereon by the owner, Construction Manager and Architect on account of portions of the Work done by such subcontractor.

9.6.4 Neither the Owner, Construction Manager nor Architect shall have an obligation to pay or to see to the payment of money to a Subcontractor except as may otherwise be required by law.

9.6.5 Payment to material suppliers shall be treated in a manner similar to that provided in Subparagraphs 9.6.2, 9.6.3 and 9.6.4.

9.6.6 A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the owner shall not constitute acceptance of Work not in accordance with the Contract Documents.


9.7   FAILURE OF PAYMENT

9.7.1 If, through no fault of the Contractor, 1) the Construction Manager and Architect do not issue a Project Certificate for Payment within ten days after the Construction Manager's receipt of the Contractor's Application for Payment or 2) the Owner does not pay the Contractor within seven days after the date established in the Contract Documents the amount certified by the Construction Manager and Architect, then the Contractor may, upon seven additional days' written notice to the Owner, Construction Manager and Architect, stop the Work until payment of the amount owing has been received. The Contract Time shall be increased by the amount of the contractor's reasonable costs of shut-down, delay and start-up, which shall be accomplished as provided in Article 7.

9.8   SUBSTANTIAL COMPLETION

9.8.1 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the contract Documents so the Owner can occupy or utilize the Work for its intended use, which shall include, without limitation: (i) the excavation of Site A to an elevation of 8018 feet above sea level; (ii) the permanent slope stabilization of Site A; (iii) the excavation and grading for permanent use of the haul road (as shown in the Drawings); (iv) the proper relocation of all excavated materials from Site A to Site B I and Site B2; and (v) the full and complete performance of all services described in the Environmental Mitigation Report and all other reports, studies and documents which are part of the Contract Documents (except for the 1999 Work and the Non-Critical Path Work).

9.8.2 When the contractor considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Contractor and Construction Manager shall jointly prepare and submit to the Architect a comprehensive list of items to be completed or corrected. The Contractor shall proceed promptly to complete and correct items on the list. Failure to include an item on such list does not alter the responsibility of the contractor to complete all Work in accordance with the Contract Documents. Upon receipt of the list, the Architect, assisted by the construction Manager, will make an inspection to determine whether the Work or designated portion thereof is substantially complete. If the Architect's inspection discloses any item, whether or not included on the list, which is not in accordance with the before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by the Architect. The Contractor shall then submit a request for another inspection by the Architect, assisted by the Construction Manager, to determine Substantial Completion. When the Work or designated portion thereof is substantially complete, the Architect will prepare a Certificate of Substantial Completion which shall establish the date of Substantial Completion, shall establish responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Work and insurance, and shall fix the time within which the Contractor shall finish all items on the list accompanying the Certificate. Warranties required by the contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion. The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of responsibilities assigned to them in such Certificate.

9.8.3 Upon substantial Completion of the Work or designated portion thereof and upon application by the contractor and certification by the construction Manager and Architect, the Owner shall make payment, reflecting adjustment in retainage, if any, for such work or portion thereof as provided in the Contract Documents.

9.9   PARTIAL OCCUPANCY OR USE

9.9.1 The Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the contractor, provided such occupancy or use is consented to by the insurer as required under Subparagraph 11.3.11 and authorized by public authorities having jurisdiction over the Work. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Contractor have accepted in writing the responsibilities assigned to each of them for payments, retainage if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Contract Documents. When the Contractor considers a portion substantially complete, the Contractor and Construction Manager shall jointly prepare and submit a list to the Architect as provided under Subparagraph 9.8.2. Consent of the contractor to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Contractor or, if no agreement is reached, by decision of the Architect after consultation with the Construction Manager.

9.9.2 Immediately prior to such partial occupancy or use, the Owner, Construction Manager, Contractor and Architect shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.

9.9.3 Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Contract Documents.

9.10  FINAL COMPLETION AND FINAL PAYMENT

9.10.1 Upon completion of the work, the contractor shall forward to the construction Manager a written notice that the Work is ready for final inspection and acceptance and shall also forward to the Construction Manager a final Contractor's application for Payment. Upon receipt, the Construction Manager will forward the notice and Application tot he Architect who will promptly make such inspection. When the Architect, based on the recommendation of the construction manager, finds the Work acceptable under the Contract Documents and the Contract fully performed, the Construction Manager and Architect will promptly issue a final Certificate for Payment stating that to the best of their knowledge, information and belief, and on the basis of their observations and inspections, the Work has been completed in accordance with terms and conditions of the Contract Documents and that the entire balance found to be due the Contractor and noted in said final Certificate is due and payable. The Construction Manager's and Architect's final Certificate for Payment will constitute a further representation that conditions listed in Subparagraph
9.10.2 as precedent to the Contractor's being entitled to final payment have been fulfilled.

9.10.2 Neither final payment nor any remaining retained percentage shall become due until the Contractor submits to the Architect through the Construction Manager (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or the Owner's property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner, (3) a written statement that the Contractor knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents, (4) consent of surety, if any, to final payment and (5), if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner. If a Subcontractor refuses to furnish a release or waiver required by the Owner, the Contractor may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Contractor shall refund to the Owner all money that the owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees.

9.10.3 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Construction Manager and Architect so confirm, the Owner shall, upon application by the contractor and certification by the Construction Manager and Architect, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for work not fully completed or corrected is less than retainage stipulated in the Contract Documents, and if bonds have been furnished, the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the contractor to the Architect through the Construction Manager prior to certification of such payment. Such payment shall be made under terms and conditions governing final payment.

9.10.4 Acceptance of final payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

                                   ARTICLE 10
                                   ----------
                       PROTECTION OF PERSONS AND PROPERTY

10.1   SAFETY PRECAUTIONS AND PROGRAMS

10.1.1 The Contractor shall be responsible for initiating maintaining and supervising all safety precautions and programs in connection with the performance of the Contract. The Contractor shall submit the Contractor's safety program to the Construction manager for review and coordination with the safety programs of other Contractors.

10.1.2 In the event the Contractor encounters on the site material reasonably believed to be asbestos or polychlorinated biphenyl (PCB) which has not been rendered harmless, the Contractor shall immediately stop Work in the area affected and report the condition to the Owner, Construction Manager and Architect in writing. The Work in the affected area shall not thereafter be resumed except by written agreement of the Owner and Contractor if in fact the material is asbestos or polychlorinated biphenyl (PCB) and has not been rendered harmless. The Work in the affected area shall be resumed in the absence of asbestos or polychlorinated biphenyl (PCB), or when it has been rendered harmless, by written agreement of the Owner and Contractor.

10.1.3 The Contractor shall not be required pursuant to Article 7 to perform without consent any Work relating to asbestos or polychlorinated biphenyl (PCB).

10.1.4 [Intentionally deleted].

10.1.5 [Intentionally deleted].

10.1.6 [Intentionally deleted].

10.2   SAFETY OF PERSONS AND PROPERTY

10.2.1 The contractor shall take reasonable precautions for safety of, and shall provide reasonable protection to prevent damage, injury or loss to:

       .1 employees on the Work and other persons who may be affected thereby;

       .2 the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Contractor or the Contractor's Subcontractors or Sub-subcontractors;

       .3 other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction; and

       .4     construction or operations by the Owner or other Contractors.

10.2.2 The Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

10.2.3 The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

10.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

10.2.5 The Contractor shall promptly remedy damage and loss to property referred to in Clauses 10.2.1.2, 10.2.1.3 and 10.2.1.4 caused in whole or in part by the Contractor, a Subcontractor, a Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Clauses 10.2.1.2,
10.2.1.3 and 10.2.1.4, except damage or loss attributable to acts or omissions of the Owner, Construction Manager or Architect or anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable, and not attributable to the fault or negligence of the Contractor. The foregoing obligations of the Contractor are in addition to the Contractor's obligations under Paragraph 3.18.

10.2.6 The Contractor shall designate a responsible member of the Contractor's organization at the site whose duty shall be the prevention of accidents. This person shall be the Contractor's superintendent unless otherwise designated by the Contractor in writing to the Owner, Construction Manager and Architect.

10.2.7 The Contractor shall not load or permit any part of the construction or site to be loaded so as to endanger its safety.

10.2.8 The Contractor shall promptly report in writing to the Owner, Construction Manager and Architect all accidents arising out of or in connection with the Work which cause death, personal injury or property damage, giving full details and statements of any witnesses. In addition, if death or serious personal injuries or serious personal injuries or serious damages are caused, the accident shall be reported immediately by telephone or messenger to the Owner, Construction Manager and Architect.

10.2.9 Any individual, other than the Owner's designated representatives and the Architect and its consultants, must register with the Construction Manger's site office prior to proceeding onto the Project site.

10.3   EMERGENCIES

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


10.3.1 In an emergency affecting safety of persons or property; the Contractor shall act, at the Contractor's discretion, to prevent threatened damage, injury or loss.

                                   ARTICLE 11
                                   ----------
                              INSURANCE AND BONDS

11.1   CONTRACTOR'S LIABILITY INSURANCE

11.1.1 Contractor's Insurance. The Contractor shall procure, at its sole cost and expense, the insurance coverages set forth below, and shall maintain such coverages in full force and effect as specified in this Subparagraph 11.1.1. The Contractor shall include the Owner, the Owner's lender, the Construction Manager and such other parties as the Owner may designate as additional insureds to the insurance policies described below (excluding the Workers' Compensation Policy). The insurance coverage afforded under the policies described herein shall be primary and non-contributing with respect to any insurance carried independently by the additional insureds. All such insurance policies shall indicate that as respects the insureds (whether named or otherwise), cross-liability and severability of interests shall exist for all coverages provided thereunder. All policies of insurance required under this Subparagraph 11.1.1 shall be written on an "occurrence" basis, shall be placed with insurance companies reasonably acceptable to the Owner, and shall incorporate a provision requiring the giving of notice to the additional insureds at least thirty (30) days prior to the cancellation, non-renewal or material modification of any such policies. The Contractor shall promptly furnish the Owner with certificates of insurance evidencing the coverages hereunder, and shall not commence any services under this Agreement until such insurance is obtained.

          (i)Commercial General Liability Insurance. A broad form Commercial General Liability Insurance Policy in form and substance reasonably acceptable to the Owner and including, without limitation, a waiver of subrogation endorsement in favor of the additional insureds, and appropriate endorsements adding the following coverages: Premises and Operations Liability; Explosion, Collapse and Underground Damage Liability; Personal Injury Liability (with employee and contractual exclusions deleted); Broad Form Property Damage Liability; Broad Form Contractual Liability supporting the Contractor's indemnification agreements in favor of the additional insureds; Independent Contractor's Protective Liability; Completed Operations and Products Liability for a period of not less than two (2) years following the date of final payment for all services provided under this Agreement. The Commercial General Liability Insurance Policy must be written with a combined single limit of liability of not less than $1,000,000 for each occurrence of bodily injury and/or property damage and an annual aggregate of liability of not less than $2,000,000 for bodily injury and/or property damage, and an annual aggregate of liability of not less than $2,000,000 for Completed Operations and Products Liability.

          (ii) Comprehensive Automobile Liability Insurance. A Comprehensive Automobile Insurance Policy in form and substance reasonably acceptable to the Owner and including, without limitation, a waiver of subrogation endorsement in favor of the additional insureds. The Comprehensive Automobile Liability Insurance Policy must provide coverage for all owned, hired, rented and non-owned automobiles, and must be written with a combined single limit of liability of not less than $1,000,000 for each occurrence of bodily injury and/or property damage.

          (iii) Workers, Compensation Insurance. A Workers' Compensation Insurance Policy in form and substance reasonably acceptable to the Owner and in an amount not less than the statutory limits (as may be amended from time to time), including Employer's Liability Insurance with limits of liability of not less than (i) $500,000 for bodily injury by accident, each accident, (ii) $500,000 for bodily injury by disease, each employee, and (iii) S500,000 aggregate liability for disease. The Workers' Compensation & Employer's Liability Insurance Policies must each include a waiver of subrogation endorsement in favor of the additional insureds.

          (iv) Umbrella Liability Insurance. An Umbrella Liability Insurance Policy written in excess of the coverages provided by the insurance policies described in Subparagraphs 11.1.1(i), 11.1.1(ii) and the Employer's Liability in 11.1.1(iii), in form and substance reasonably acceptable to Owner and including, without limitation, a waiver of subrogation endorsement in favor of the additional insureds. The Umbrella Liability Insurance Policy must be written with a combined single limit not less than $15,000,000 for each occurrence of bodily injury and/or property damage, and an annual aggregate of liability of not less than $15,000,000 for bodily injury and/or property damage.

If the Contractor fails to furnish and maintain insurance as required by this Subparagraph 11.1.1, the Owner may purchase such insurance on behalf of the Contractor, and the Contractor shall pay the cost thereof to the Owner upon demand. Except as otherwise expressly provided herein, all insurance policies required by the terms of this Subparagraph 11.1.1 shall be kept in designated hereunder.

11.1.2 Off-Site & In-Transit. The Contractor shall, at its cost and expense, purchase and maintain property insurance covering all materials, equipment and other portions of the Work stored off-site or in transit; it being expresslv acknowledged and agreed by the Contractor that it shall assume full responsibility for any loss or property.

11.1.3 If any of the foregoing insurance coverages are required to remain in force after final payment, an additional certificate evidencing continuation of such coverage shall be submitted with the final Application for Payment as required by subparagraph 9.10.2. Information concerning reduction of coverage shall be furnished by the Contractor with reasonable promptness in accordance with the Contractor's information and belief.

11.1.4 The Contractor shall cause all subcontractors to obtain insurance complying with those requirements reasonably specified by the Owner.

11.2   OWNER'S LIABILITY INSURANCE

11.2.1 The Owner shall be responsible for purchasing and maintaining the owner's usual liability insurance. Optionally, the owner may purchase and maintain other insurance for self-protection against claims which may arise from operations under the Contract. The Contractor shall not be responsible for purchasing and maintaining this optional Owner's liability insurance unless specifically required by the Contract Documents.

11.3   PROPERTY INSURANCE

11.3.1 Unless otherwise provided, the Owner shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the project is located, property insurance in the amount of the initial Contract Sum as well as subsequent modification thereto for the entire Work at the site on a replacement cost basis. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made as provided in Paragraph 9.10 or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 11.3 to be covered, whichever is earlier. The insurance shall include interests of the Owner, the Contractor, Subcontractors and Sub-subcontractors in the Work.

         11.3.1.1 Property insurance shall be on an "all-risk" policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, falsework, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Architect's services and expenses required as a result of such insured loss. Coverage for other perils shall not be required unless otherwise provided in the Contract Documents.

         11.3.1.2 [Intentionally deleted].

         11.3.1.3 If the property insurance requires minimum deductibles and such deductibles are identified in the Contract Documents, the Contractor shall pay costs not covered because of such deductibles. If the Owner or insurer increases the required minimum deductibles above the amounts so identified, the Owner shall be responsible for payment of the additional costs not covered because of such increased or deductibles. The deductible for the property insurance to be purchased by the Owner pursuant to Paragraph 11.3 shall not exceed $15,000.

         11.3.1.4 The Owner shall not insure any loss or damage to tools, equipment or other property of any kind owned, rented or leased by the Contractor, Subcontractors, Sub-subcontractors, or their respective employees, consultants or agents.

         11.3.1.5 The insurance required by this Paragraph 11.3 is not intended to cover machinery, tools or equipment owned or rented by the Contractor which are utilized in the performance of the Work but not incorporated into the permanent improvements. The Contractor shall, at the Contractor's own expense, provide insurance coverage for owned or rented machinery, tools or equipment which shall be subject tot he provisions of Subparagraph 11.3.7.

11.3.2 Boiler and Machinery Insurance. The Owner shall purchase and maintain boiler and machinery insurance required by the Contract Documents or by law, which shall specifically cover such insured objects during installation and until final acceptance by the owner; this insurance shall include interests of the Owner, Construction Manager, Contractor, Subcontractors and Sub-subcontractors in the Work, and the Owner and Contractor shall be named insured.

11.3.3 Loss of Use Insurance. The Owner, at the Owner's option, may purchase and maintain such insurance as will insure the owner against loss of use of the owner's property due to fire or other hazards, however caused.

11.3.4 If the Contractor requests in writing that insurance for risks other than those described herein or for other special hazards be included in the property insurance policy, the Owner shall, if possible, include such insurance, and the cost thereof shall be charged to the Contractor by appropriate Change Order.

11.3.5 If during the Project construction period the Owner insures properties, real or personal or both, adjoining or adjacent to the site by property insurance under policies separate from those insuring the Project, or if after final payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, the Owner shall waive all rights in accordance with the terms of Subparagraph 11.3.7 for damages caused by fire or other perils covered by this separate property insurance. All separate policies shall provide this waiver of subrogation by endorsement or otherwise.

11.3.6 Before an exposure to loss may occur, the Owner shall file with the Contractor a copy of each policy that includes insurance coverages required by this Paragraph 11.3. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Contractor.

11.3.7 Waivers of Subrogation. The Owner and Contractor waive all rights against each other and against the Construction Manager, Architect, Owner's other Contractors and own forces described in Article 6, if any, and the subcontractors, sub-subcontractors, consultants, agents and employees of any of them, for damages caused by fire or other perils, but only to the extent of the actual recovery of property insurance proceeds, except such rights as the Owner and Contractor may have to the proceeds of such insurance held by the Owner as fiduciary. The Owner or Contractor, as appropriate, shall require of the Construction Manager, Construction Manager's consultants, Architect, Architect's consultants, Owner's separate contractors described in Article 6, if any, and the subcontractors, sub-subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

11.3.8 A loss insured under Owner's property insurance shall be adjusted by the owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Subparagraph 11.3.10. The Contractor shall pay Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

11.3.9 If required in writing by a party in interest, the Owner as fiduciary shall, upon occurrence of an insured loss, give bond for proper performance of the Owner's duties. The cost of required bonds shall be charged against proceeds received as fiduciary. The Owner shall deposit in a separate account proceeds so received, which the Owner shall distribute in accordance with such agreement as the parties in interest may reach, or in accordance with litigation. If after such loss no other special agreement is made, replacement of damaged property shall be covered by appropriate Change Order.

11.3.10 The Owner as fiduciary shall have power to adjust and settle a loss with insurers.

11.3.11 Partial occupancy or use in accordance with paragraph 9.9 shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Contractor shall take reasonable steps to obtain consent of the insurance company or companies and shall, without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

11.3.12 Notwithstanding anything to the contrary contained in this Contract, the Owner shall not be obligated to purchase the property insurance referenced in Subparagraph 11.3.1; it being expressly acknowledged and agreed by Contractor that the decision to purchase such insurance shall be within the Owner's sole and absolute discretion.

11.4   PERFORMANCE BOND AND PAYMENT BOND

11.4.1 The Contractor shall, upon execution of this Contract, furnish and deliver to the Owner a payment bond and a performance bond covering the faithful performance and completion of this Contract and the payment of all obligations arising hereunder. Such bonds shall be issued by a surety licensed and authorized to do business in Colorado. The surety shall also be listed on the latest "United States Department of the Treasury Federal Register of Companies Holding Certificates of Authority as Acceptable Sureties on Federal Bonds" and shall have a Best's Insurance Report rating of A(X) or higher. Such bonds shall be issued in amounts equal to the Contract Sum, shall be in form and substance (and issued by a surety) satisfactory to the Owner, and shall name the Owner and its lender as dual obligees.

11.4.2 Upon the request of any person or entity appearing to be a potential beneficiary of bonds covering payment of obligations arising under the Contract, the Contractor shall promptly furnish a copy of the bonds or shall permit a copy to be made.

                                   ARTICLE 12
                                   ----------
                            UNCOVERING AND CORRECTION
                                     OF WORK

12.1   UNCOVERING OF WORK

12.1.1 If a portion of the Work is covered contrary to the Construction Manager's or Architect's request or to requirements specifically expressed in the Contract Documents, it must, if required in writing by either, be uncovered for their observation and be replaced at the Contractor's expense without change in the Contract Time.

12.1.2 If a portion of the Work has been covered which the Construction manager or Architect has not specifically requested to observe prior to its being covered, the Construction Manager or Architect may request to see such Work and it shall be uncovered by the Contractor. If such work is in accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate change Order, be charged to the Owner. If such Work is not in accordance with the Contract Documents, the Contractor shall pay such costs unless the condition was caused by the Owner or one of the other Contractors in which event the Owner shall be responsible for payment of such costs.

12.2   CORRECTION OF WORK

12.2.1 The contractor shall promptly correct Work rejected by the Construction Manager, Owner or Architect or failing to conform to the requirements of the Contractor Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Contractor shall bear costs of correcting such rejected Work, including additional testing and inspections and compensation for the Construction Manager's and Architect's services and expenses made necessary thereby.

12.2.2 If, within one year after the date of Substantial Completion of the Work or designated portion thereof, or after the date for commencement of warranties established under Subparagraph 9.9.1, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Contractor shall correct it promptly after receipt of written notice from the owner to do so unless the Owner has previously given the Contractor a written acceptance of such condition. This period of one year shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the Work. This obligation under this Subparagraph 12.2.2 shall survive acceptance of the Work under the Contract and termination of the Contract. The Owner shall give such notice promptly after discovery of the condition.

12.2.3 The Contractor shall remove from the site portions of the Work which are not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted by the owner.

12.2.4 If the Contractor fails to correct nonconforming Work within a reasonable time, the Owner may correct it in accordance with Paragraph 2.4. If the Contractor does not proceed with correction of such nonconforming Work within the time provided in Paragraph 2.4, the Owner may remove it and store the salvable materials or equipment at the Contractor's expense. If the Contractor does not pay costs of such removal and storage within ten days after written notice, the Owner may upon ten additional days' written notice sell such materials and equipment at auction or at private sale and shall account for the proceeds thereof, after deducting costs and damages that should have been borne by the Contractor, including compensation for the Construction Manager's and Architect's services and expenses made necessary thereby. If such proceeds of sale do not cover costs which the Contractor should have borne, the Contract Sum shall be reduced by the deficiency. If payments then or thereafter due the Contractor are not sufficient to cover such amount, the Contractor shall pay the difference to the Owner.

12.2.5 The Contractor shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or other Contractors caused by the Contractor's correction or removal of Work which is not in accordance with the requirements of the Contract Documents.

12.2.6 Nothing contained in this Paragraph 12.2 shall be construed to establish a period of limitation with respect to other obligations which the Contractor might have under the Contract Documents. Establishment of the time period of one year as described in Subparagraph 12.2.2 relates only to the specific obligation of the contractor to correct the Work, and has not relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor's liability with respect to the Contractor's obligations other than specifically to correct the Work.

12.3   ACCEPTANCE OF NONCONFORMING WORK

12.3.1 If the owner prefers to accept Work which is not in accordance with the requirements of the Contract Documents, the Owner ma do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.

                                   ARTICLE 13
                                   ----------
                            MISCELLANEOUS PROVISIONS

13.1   GOVERNING LAW

13.1.1 The contract shall be governed by the law of the place where the Project is located.

13.2   SUCCESSORS AND ASSIGNS

13.2.1 The Owner and Contractor respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. The Contractor may not assign, convey or transfer this Contract, or any part thereof, or delegate its duties hereunder, without the Owner's prior written consent. The Contractor acknowledges and understands that the Owner intends to collaterally assign this Contract to a financing source, and hereby agrees that it shall execute a consent to the Owner's collateral assignment of this Contract to any such financing source.

13.3   WRITTEN NOTICE

13.3.1 All notices required hereunder shall be in writing and shall be deemed properly served if delivered in person or if sent by registered or certified mail, with postage prepaid and return receipt requested, to the addresses specified on the first page of the Agreement (or to such other addresses as either party may subsequently designate). All notices required hereunder shall be deemed received on the date of delivery, or attempted delivery, if delivered in person, or if mailed, on the date which is two (2) days after the date such notice is deposited in the mail. Notices may also be delivered by facsimile transmission, and if so delivered shall be deemed to have been received on the date of the facsimile transmission.

13.4   RIGHTS AND REMEDIES

13.4.1 Duties and obligations imposed by the Contract Documents and rights and remedies available thereunder shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available at law and/or in equity. Except as otherwise provided in the Contract, any specific right or remedy conferred upon or reserved to the Owner and/or the Contractor in any provision of the Contract shall not preclude the concurrent or consecutive exercise of a right or remedy provided for in any other provision hereof.

13.4.2 No action or failure to act by the Owner, Construction Manager, Architect or Contractor shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

13.5   TESTS AND INSPECTIONS

13.5.1 Tests, inspections and approvals of portions of the Work required by the Contract Documents or by laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Contractor shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Contractor shall give the Construction Manager and Architect timely notice of when and where tests and inspections are to be made so the Construction Manager and Architect may observe such procedures. The Owner shall bear costs of tests, inspections or approvals which do not become legal requirements until after bids are received or negotiations concluded.

13.5.2 If the Construction Manager, Architect, owner or public authorities having jurisdiction determine that portions of the Work require additional testing, inspection or approval not included under Subparagraph 13.5.1, the Construction Manager and Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Contractor shall give timely notice to the Construction Manager and Architect of when and where tests and inspections are to be made so the Construction Manager and Architect may observe such procedures. The owner shall bear such costs except as provided in subparagraph 13.5.3.

13.5.3 If such procedures for testing, inspection or approval under Subparagraphs 13.5.1 and 13.5.2 reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, the Contractor shall bear all costs made necessary by such failure including those of repeated procedures and compensation for the Construction Manager's and Architect's services and expenses.

13.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Contractor and promptly delivered to the Construction Manager for transmittal to the Architect.

13.5.5 If the Construction Manager or Architect is to observe tests, inspections or approvals required by the Contract Documents, the Construction Manager or Architect will do so promptly and, where practicable, at the normal place of testing.

13.5.6 Tests or inspections conducted pursuant to the contract Documents shall be made promptly to avoid unreasonable delay in the Work.

13.5.7 Notwithstanding anything to the contrary contained in this Paragraph 13.5, the Contractor shall provide materials testing in a quantity and quality sufficient to ensure the Work is performed in accordance with the Contract Documents. Any testing required by the Architect shall be a minimum standard and the Contractor shall, if necessary, exceed such requirements in order to meet its obligations under this Contract.

13.6   INTEREST

13.6.1 Payments properly due but unpaid under the Contract Documents shall bear interest from the date payment is due until paid at a rate equal to the prime rate (as published from time to at such time plus two percent (2%).

13.7   SEVERABILITY

13.7.1 In case any provision of this Contract is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected.

13.8   INCORPORATION BY REFERENCE

13.8.1 The Supplementary Conditions attached hereto are hereby incorporated into these General Conditions by this reference and expressly made a part of these General Conditions.

13.9   PREVAILING PARTY COSTS

13.9.1 In the event that any dispute between the Owner and Contractor shall be subject to litigation, the prevailing party shall be paid its court costs and reasonable attorneys' fees by the other party upon final determination of the litigation.

13.10   EXCAVATED MATERIAL

13.10.1 The Owner and Contractor hereby agree and acknowledge that any and all excavated materials are and shall be the property of the Owner.

                                   ARTICLE 14
                                   ----------
                            TERMINATION OR SUSPENSION
                                 OF THE CONTRACT

14.1   TERMINATION BY THE CONTRACTOR

14.1.1 The Contractor may terminate the Contract in the manner provided in Subparagraph 14.1.2 if the Work is stopped for a period of 30 days through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons performing portions of the Work under contract with the Contractor, for any of the following reasons:

       .1 issuance of an order of a court or other public authority having jurisdiction;

       .2 an act of government, such as a declaration of national emergency; making material unavailable; or

       .3 because the Construction Manager or Architect has not issued a Certificate for Payment and has not notified the Contractor of the reason for withholding certification as provided in Subparagraph 9.4.2, or because the Owner has not made payment on a Certificate for Payment within the time stated in the Contract Documents.

14.1.2 If one of the above reasons exists, the Contractor may, upon seven additional days' written notice to the Owner, Construction Manager and Architect, terminate the Contract and recover from the owner payment for Work executed and for proven loss with respect to materials, equipment, tools, and construction equipment and machinery.

14.1.3 If the work is stopped for a period of 60 days through no act or fault of the contractor or a Subcontractor or their agents or employees or any other persons performing portions of the Work under contract with the Contractor because the Owner has persistently failed to fulfill the Owner's obligations under the Contract Documents with respect to matters important to the progress of the Work, the Contractor may, upon seven additional days' written notice to the Owner, Construction Manager and Architect, terminate the Contract and recover from the owner as provided in Subparagraph 14.1.2.

14.2   TERMINATION BY THE OWNER FOR CAUSE

14.2.1 The Owner may terminate the Contract if the Contractor:


       .1 refuses or fails to supply enough properly skilled workers or proper materials;

       .2 fails to make payment to Subcontractors for materials or labor in accordance with the respective agreements between the Contractor and the Subcontractors;

       .3 disregards laws, ordinances, or rules, regulations or orders of a public authority having jurisdiction; or

       .4     otherwise is guilty of breach of a provision of the Contract
              Documents.

14.2.2 When any of the above reasons exist, the Owner, after consultation with the Construction Manager, may without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor's surety, if any, even days' written notice, terminate employment of the contractor and may, subject to any prior rights of the surety:

       .1 take possession of the site and of all materials, equipment, tools, and construction equipment and machinery thereon [original hard copy illegible - see pg. 26] owned by the Contractor;

       .2     accept assignment of subcontracts pursuant to Paragraph 5.4; and

       .3 finish the Work by whatever reasonable method the Owner may deem expedient.

14.2.3 When the Owner terminates the Contract for one of the reasons stated in Subparagraph 14.2.1, the Contractor shall not be entitled to receive further payment, if at all, until the Work is finished.

14.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work, including compensation for the Construction Manager's and Architect's services and expenses made necessary thereby, then the Contractor shall be paid for all Work properly performed by the Contractor to the date of termination (which amount shall in no event exceed the difference between the unpaid portion of the Contract Sum and the Owner's costs in completing the Work. If such costs exceed the unpaid balance, the Contractor shall pay the difference to the Owner. The amount to be paid to the Contractor or Owner, as the case may be, shall, upon application, be certified by the Architect after consultation with the Construction Manager, and this obligation for payment shall survive termination of the Contract. The costs to the Owner of completing the Work shall include, without limitation, the cost of any additional design, managerial and administrative services required thereby, and any other costs, expenses or damages the Owner may incur in order to complete the Work. Notwithstanding the foregoing, the Owner shall be entitled only to those damages set forth in Paragraph 3.3 of the Agreement in relation to any delay in achieving Substantial Completion.

14.3   SUSPENSION BY THE OWNER FOR CONVENIENCE

14.3.1 The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

14.3.2 An adjustment shall be made for the increases in the cost of performance of the Contract, including profit on the increased cost of performance, caused by suspension, delay or interruption. No adjustment shall be made to the extent:

       .1 that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Contractor is responsible, or

       .2 that an equitable adjustment is made or denied under another provision of this Contract.

14.3.3 Adjustments made in the cost of performance may have a mutually agreed fixed or percentage fee.

                                    AMENDMENT
                                    ---------

     THIS AMENDMENT (this "Amendment") is made as of the 15th day of June, 1998 by and between Windsor Woodmont, L.L.C., a Colorado limited liability company (the "Owner"), and D.H. Blattner & Sons, Inc., a Minnesota corporation (the "Contractor").

                                   WITNESSETH:

     WHEREAS, the Owner and the Contractor entered into that certain Standard Form of Agreement between Owner and Contractor dated May 14, 1998 (the "Agreement" and, together with the associated General Conditions and other Contract Documents, the "Contract"); and

     WHEREAS, the Owner and the Contractor desire to enter into this Amendment for the purpose of amending the Contract.

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

     1. Definitions. Capitalized terms used in this Amendment that are defined in the Contract shall have the same meaning when used herein unless otherwise defined herein.

     2. Amendment to Paragraph 3.1 of the Agreement. Insert #3 to Paragraph 3.1 of the Agreement is hereby amended in its entirety to read as follows:


     "Insert #3

     "The date of commencement will be the date of a written "Notice to Proceed" issued by the Owner after execution of this Agreement, directing the Contractor to proceed with the Work. If the Owner provides a Notice to Proceed to the Contractor on or before July 1, 1998, then this Contract shall remain in full force and effect. In the event that the Owner fails to provide a Notice to Proceed to the Contractor on or before July 1, 1998, this Contract shall terminate and be of no further force or effect and the parties hereto shall have no further rights, duties or obligations hereunder.""

     3. Amendment to Paragraph 3.2 of the Agreement. Insert #3A to Paragraph 3.2 of the Agreement is hereby amended in its entirety to read as follows:


     "Insert #3A

     "147 calendar days after the date of commencement, except for the 1999 Work and the Non-Critical Path Work, which the Contractor may complete before or after achieving Substantial Completion but which the Contractor shall complete not later than August 1, 1999.""

     4. Amendment to Paragraph 4.1 of the Agreement. Paragraph 4.1 of the Agreement is hereby amended such that the Contract Sum shall be changed from "Six Million Five Hundred Fifty-Five Thousand Sixteen and 28/100 dollars ($6,555,016.28)" to "Six Million Six Hundred Two Thousand Sixteen and 28/100 Dollars ($6,602,016.28)" concurrently, in order to make the total on the Schedule of Values consistent with this change the "Mobilization" item shall be adjusted by adding $47,000 to the value, making the new value Four Hundred Seventy-Eight Thousand Five Hundred and 00/10 Dollars ($478,500.00).

     5. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto and each such counterpart shall be deemed to be an original and all such counterparts shall together constitute but one and the same Amendment.


     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

WINDSOR WOODMONT, L.L.C.                    D.H. BLATTNER & SONS, INC.



By:  /s/  Terry L. Harper                   By:  /s/  David H. Blattner, Jr.
   -------------------------------             --------------------------------
          Terry L. Harper, Manager                    David H. Blattner, Jr.,
                                                      General Counsel, Executive
                                                      Vice President

             SECOND AMENDMENT TO STANDARD FORM OF AGREEMENT BETWEEN
                              OWNER AND CONTRACTOR

   This Second Amendment to Standard Form of Agreement Between Owner and Contractor (the "Second Amendment"), dated as of December 31 1999, is entered into by and between Windsor Woodmont, L.L.C., as Owner, and D.H. Blattner & Sons, Inc., as Contractor, in connection with the following:

A. The Owner and the Contractor previously entered into that certain Standard Form of Agreement Between Owner and Contractor (AIA Document Al 01/CMa) dated May 14, 1998 (the "Agreement") which was amended and supplemented pursuant to the Supplement to AIA Document A101/CMa Standard Form of Agreement Between Owner and Contractor (the "Supplement to Agreement"; the Agreement and the Supplement to Agreement are sometimes collectively referred to herein as the "Supplemented Agreement").

B. Attached to the Supplemented Agreement, and made a part thereof, was that certain General Conditions of the Contract for Construction (AIA Document A201/CMa) (the "General Conditions"), which were amended and supplemented pursuant to the Supplementary Conditions to the A 201/CMa General Conditions of the Contract for Construction (the "Supplementary General Conditions"; the General Conditions and the Supplementary General Conditions are sometimes collectively referred to herein as the "Supplemented General Conditions").

C. The Owner and the Contractor entered into that certain Amendment, dated June 15, 1998 (the " First Amendment"), which amended and revised certain of the terms and conditions set forth in the Supplemented Agreement and the Supplemented General Conditions. The Supplemented Agreement, together with the Supplemented General Conditions and the First Amendment, are sometimes hereinafter collectively referred to herein as the Contract.

D. The Work was previously suspended, and the Owner and the Contractor now desire to re-commence and continue the Work to its completion and, in connection therewith, the Owner and the Contractor desire to enter into this Second Amendment for the purpose of amending and revising the Contract so as to set forth their current agreements in connection with the Work.

   Now, therefore, for and in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1. Capitalized terms used in this Second Amendment that are defined in the Contract shall have the same meaning when used herein unless otherwise defined herein.

2. Exhibits B and D of the Contract (Supplemental Documents and Final Drawings & Specifications; Schedule of Values) are hereby deleted, and replaced in full by Exhibit B attached hereto and made a part hereof.

3. Exhibit C of the Contract (Schedule of Key Personnel) is hereby deleted, and replaced in full by Exhibit C attached hereto and made a part hereof.

4. Exhibit E of the Contract (Drawings and Specifications) is hereby deleted, and replaced in full by Exhibit E attached hereto and made a part hereof.

5.   Exhibit A of the Supplementary General Conditions (Owner's Permits and
     Fees) is hereby deleted, and replaced in full by Exhibit F attached hereto (Permits and Fees).

6. Exhibit B of the Supplementary General Conditions (Change Order Pricing Schedule) is hereby deleted, and replaced in full by Exhibit G attached hereto.

7. The Construction Manager named on page 1 of the Agreement shall not be Architectural Resource Consultants, Inc. The Owner may, at its option, designate a Construction Manager at a later date during the term of this Agreement, or may forego entirely the employment of a Construction Manager, in which case all references to the "Construction Manager" shall mean the Owner.

8. Supplement to Agreement and First Amendment. Insert #3A is deleted in its entirety and replaced by the following:

         "157 calendar days after the date of re-commencement of the Work, except for the Non-Critical Path Work which the Contractor may complete no later than six (6) months following the date of Substantial Completion."

9. Supplement to Agreement. Insert #4 is deleted in its entirety and replaced by the following:

         "3.3 (a) The parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages to Owner would incur should the Contractor delay in achieving Substantial Completion by the date set forth in this Article 3, and accordingly the parties hereby agree that if the Contractor fails to so achieve Substantial Completion within such time (except as Substantial Completion may be extended pursuant to an Excusable Event as set forth in Paragraph 4.7.5, or delayed by any act or event attributable to the Owner), then the Owner's sole and exclusive remedy for such failure shall be to recover from the Contractor as liquidated damages, and not as a penalty, for each calendar day Substantial Completion is so delayed by the Contractor the following amounts:

               (i)  $3,000.00 for the first day of delay;

               (ii) for each day thereafter of delay prior to Substantial
                    Completion the amount due as liquidated damages for the prior day plus $250.00, until the amount due reaches the sum of $11,500.00; thereafter the amount shall have no additional daily increases;

          it being acknowledged and agreed by the parties hereto that the liquidated damages identified in this paragraph relate solely to the Contractor's delay in achieving Substantial Completion by the date specified in this Article 3.

          (b) Conversely, the Contractor shall be entitled to a bonus payment for achieving Substantial Completion prior to the date set for in this
          Article 3, in the amount of $2,000.00 multiplied by the number of calendar days by which the date that the Contractor achieves Substantial Completion prior to the date that the Contractor achieves Substantial Completion precedes the date set forth in this Article 3.

          (c) For the purposes of this Paragraph 3.3, an "Excusable Event" shall mean an event of delay that is beyond the Contractor's control and not caused by the Contractor's fault or negligence (or the fault or negligence of its contractors or suppliers) and for which an extension of time may be granted. Excusable Events shall include, without limitation, delays caused by Acts of God, acts of a public enemy, fires, floods, area wide strikes, freight embargoes, unusually severe weather, and delays in delivery of materials or equipment to the

          Contractor due to unusual market conditions caused by industry wide strikes, national disasters or area wide shortages. For the purpose of calculating lost time from Excusable Events, (i) a whole day of time will consist of a working day on which the Work can be effectively prosecuted during six (6) hours or more of the day, (ii) one-half day will consist of a working day on which the Work can be effectively prosecuted for at least two (2) but less than six (6) hours of the day, and (iii) a non-work day will consist of a day on which the Work can be effectively prosecuted for less than two (2) hours.


10. Agreement. Paragraph 4.1 and First Amendment Paragraph 4. The Contract Sum of Six Million Five Hundred Fifty Five Thousand Sixteen and 28/100 Dollars ($6,555,016.28) is hereby deleted, and replaced by the amount of Eight Million Six Hundred Thousand Dollars $8,600,000.00).

11. Supplement to Agreement. Insert #7 is deleted in its entirety and replaced by the following:

          "Provided an Application for Payment is received by the Architect and the Construction Manager not later than the fifth (5th) day of a month (provided that if the fifth day of the month fall on a weekend or a holiday, then the first business day following the fifth day of the month shall be the day for submittal as provided herein), the Owner shall promptly review the Application, and submit the same to the Construction Lender, and upon the approval of the Construction Manager and Construction Lender of the Application for Payment, the Owner shall make payment to the Contractor not later than the twentieth
          (20th) day after the date of receipt of the said Application."

12. Supplement to Agreement. Insert #9 is deleted in its entirety and replaced by the following:

       " The sum of Three Million Three Hundred Thirty Two Thousand Thirty-Two Dollars ($3,332,032.00) shall be paid to the Contractor prior to the re-commencement to the Work, which amount is inclusive of the retainage due and owing to the Contractor as of the date of re-commencement of the Work. Thereafter, retainage shall be taken against the continuing Work at the rate of ten percent (10%) of the value of such Work until one half of the value of the Work has been completed, as determined by amounts completed under the Schedule of Values. Thereafter, retainage shall be made against the remainder of the Work at the rate of five percent (5%) of the value of the Work. Within sixty (60) days after both (i) the Owner's receipt of an approval, or approvals, of the Work by the governmental agencies having jurisdiction over the construction of the Project, by such agencies' issuance of a written confirmation of the completion of the Work (whether such confirmation is in the form of a specific affirmative document, or demonstrated by the applicable agencies having 'signed off' the applicable portions of the construction permits pertaining to the Work) and (ii) completion of the Punch List Work, the Owner shall release the retainage to the Contractor. For the purposes of this Contract, "Punch List Work" shall mean an refer to all punch list work which must be completed by the Contractor in order to achieve Final Critical Path Work which the Contractor did not complete prior to the proper governmental agencies' issuance of an approval, or approvals, of the completion of the Work."


13. Supplement to Agreement. Insert #10. On the third line, the words "all certificates of occupancy" are deleted and the words "the Owner's receipt of an approval, or approvals, of the Work by the governmental agencies having jurisdiction over the construction of the Project, by such agencies' issuance of a written confirmation of the completion of the Work (whether such confirmation is in the form of a specific affirmative document, or demonstrated by the applicable agencies having 'signed off' the applicable portions of the construction permits pertaining to the Work)" is added in their place.

14. Agreement. Paragraph 9.1.1 . The words "as amended by the parties" is hereby inserted at the end of this paragraph.

15. General Conditions. Paragraph 2.2.3. This paragraph is deleted in its entirety and replaced by the following:

       "The list of permits and fees required for the Work is set forth in Exhibit F. which designates the permits and fees to be paid by the Owner and the permits and fees to be paid by the Contractor. The responsible party shall promptly pay the required amounts for the permits and fees as soon as required so as to not delay the Work or the other party's ability to proceed with its respective obligations under this Contract."

16. General Condition. Paragraph 3.2.1. On the twelfth line, the previously deleted words "knowing it involves a recognized" are reinstated and the inserted words "involving any such" are deleted.

17. General Conditions Paragraph 3.3.2. On the fourth and fifth lines, the previously deleted words "under a contract with the Constructor" are reinstated.

18. General Conditions Paragraph 3.7.1. This paragraph, as previously amended, is deleted and replaced with the following:

          "3.7.1 The Owner and the Contractor shall pay their respective permits, governmental fees, licenses and inspections necessary for the proper execution and completion of the Work."

19. General Conditions. Paragraphs 3.7.3 and 3.7.4. These two paragraphs, which were both previously deleted, are reinstated

20. Supplemental General Conditions. Insert #8. This insert is deleted in its entirety.

21. Supplemental General Conditions. Insert #13. On the fifth line, after the word "with" insert the words "and to the extent caused by".

22.  Supplemental General Conditions. Insert #17. At the end of Paragraph
     4.7.5.1 (ii) insert the words "or such earlier time that would otherwise have been attainable by the Contractor, but for such event".

23. Supplemental General Conditions. Insert #17. Paragraph 4.7.5.2. On the fifth line, after 4.7.5.3(i)," insert "(ii) as to "Acts of God",".

24. Supplemental General Conditions. Insert #17. Paragraph 4.7.5.5(iv). On the second line, delete the words "of an unusual nature" and insert in their place "which are not usually expected to be encountered in sites similar to that of the Project".

25. General Conditions. Paragraph 4.9 Arbitration. This paragraph, which was previously deleted in its entirety, is hereby reinstated.

26. General Conditions. Paragraph 9.7.1. On the fifth and sixth lines, delete the words "within seven days after" and insert in their place the word "on".

27. Supplemental General Conditions. Insert #27. This insert is deleted in its entirety and replaced by the following:

          ", which shall include, without limitation: (i) the excavation of Site A to an elevation of 8,018 or 8, 023 feet above sea level, as consistent with the Plans and Specifications; (ii) the permanent slope stabilization of Site A; (iii) the excavation and grading for permanent use of the haul road (as shown in the Drawings); (iv) the proper relocation of all excavated materials from Site A to Site B 1 and Site B2; and (v) the full and complete performance of all services described in the Environmental Mitigation Report and all other reports, studies and documents which are part of the Contract Documents (except for the 1999 Work and the Non-Critical Path Work), but which shall exclude (i) those items set forth as exclusions on pages 2 and 3 of Exhibit E, and (ii) the work being provided by West Valley Construction under a separate agreement with the City of Blackhawk for haul road stabilization."


28. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge that the terms regarding submission of Applications for Payment, processing such applications and payments on the account of such applications, including without limitation the holding of retention and final payment as set forth herein and in the Contract, shall be subject to the terms of construction loan financing which the Owner is in the process of obtaining. The parties hereto recognize that further modifications to the terms of the Contract and this Second Amendment may be necessitated by the terms of such construction loan, and the parties agree to enter into such further amendments to the Contract, including this Second Amendment, as shall be necessary for Owner to obtain such construction loan.

29. Except as expressly provided in this Second Amendment, the Contract shall continue unmodified, and in full force and effect.

30. This Second Amendment may be executed in counterparts by the parties hereto, and each such counterpart shall be deemed to be an original and all such counterparts shall together constitute one and the same Second Amendment.


                          NO FURTHER TEXT ON THIS PAGE

     In witness whereof, the parties hereto have executed this Second Amendment as of the date first above written.


OWNER:

WINDSOR WOODMONT, L.L.C.,


By:  /s/  Daniel Robinowitz
   -----------------------------------
          Daniel Robinowitz,
          Manager



CONTRACTOR:

D.H. BLATTNER & SONS,  INC.,

By:  /s/  David H. Blattner, Jr.
   ------------------------------------
          David H. Blattner, Jr.,
          General Counsel,
          Executive Vice President